UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SPANSION INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

April 21, 2011

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2011 Annual Meeting of Stockholders of Spansion Inc. to be held at 915 DeGuigne, Sunnyvale, California, on Tuesday, May 31, 2011 at 8:00 a.m., local time. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting and provide additional information for stockholders.

During the Annual Meeting, stockholders will hear a presentation by Spansion and have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Please vote as soon as possible. You may vote via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the Annual Meeting. Voting by any of these methods will ensure your representation at the Annual Meeting.

We encourage you to sign up for electronic delivery of future proxy materials in order to conserve natural resources and help us reduce printing costs and postage fees. For more information, please see “Questions and Answers” in the Proxy Statement.

We urge you to carefully review the proxy materials and to vote FOR the director nominees, FOR the proposal relating to amendments of Spansion’s Amended and Restated Certificate of Incorporation, FOR the proposal relating to Spansion’s executive compensation, FOR holding the advisory vote on executive compensation annually and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Please note that if you hold your shares in street name, brokers will not have discretion to vote your shares on the election of directors, the amendment of our Amended and Restated Certificate of Incorporation or the proposals regarding the advisory vote on executive compensation and the frequency with which an advisory vote on executive compensation should be held. Accordingly, if you do not submit voting instructions to your broker on these matters, your shares will not be counted in determining the outcome of these matters. We encourage you to provide voting instructions to your brokers if you hold your shares in street name so that your voice is heard on these matters.

We look forward to seeing you at the Annual Meeting.

/s/ John H. Kispert

John H. Kispert President and Chief Executive Officer

SPANSION INC.

915 DeGUIGNE DRIVE

P.O. BOX 3453

SUNNYVALE, CALIFORNIA 94088

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

We will hold the 2011 Annual Meeting of Stockholders of Spansion Inc. at 915 DeGuigne Drive, Sunnyvale, California, on Tuesday, May 31, 2011. The meeting will start at 8:00 a.m. local time. At the Annual Meeting, our stockholders will be asked to:

1.	Elect two Class I directors to serve for a three-year term expiring at the 2014 annual meeting of stockholders;

2.	Approve amendments of our Amended and Restated Certificate of Incorporation to allow our Board of Directors to increase the maximum size of our Board from seven to eight directors notwithstanding the ownership by Silver Lake of five percent or more of our outstanding Common Stock and to make a corresponding change regarding the filling of vacancies created by Silver Lake’s stock ownership falling below required thresholds for the Class B stockholder to elect two or one Class B directors;

3.	Hold an advisory vote on executive compensation;

4.	Hold an advisory vote on the frequency with which an advisory vote on executive compensation should be held;

5.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

6.	Transact any other business that properly comes before the meeting and any postponement or adjournment of the Annual Meeting.

Only record holders of Common Stock at the close of business on April 15, 2011, the record date for the Annual Meeting, are entitled to receive notice of and to vote on all matters submitted to a vote of stockholders at the Annual Meeting. Stockholders present at the Annual Meeting or who have submitted a valid proxy over the Internet, by telephone or by mail will be deemed to be present in person to vote at the Annual Meeting. Stockholders are urged to read the attached proxy statement carefully for additional information concerning the matters to be considered at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who plan to attend in person are nevertheless requested to vote online, by telephone, or by signing and returning their proxy cards to make certain that their vote will be represented at the Annual Meeting should they unexpectedly be unable to attend.

By Order of the Board of Directors,

/s/ John H. Kispert
John H. Kispert President and Chief Executive Officer

This proxy statement and accompanying proxy card are first being distributed on or about April 21, 2011.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE

ONLINE OR BY TELEPHONE, OR TO COMPLETE, SIGN AND DATE THE

ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

VOTING ONLINE, BY TELEPHONE, OR BY RETURNING YOUR PROXY CARD WILL ENSURE

THAT YOUR VOTE IS COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING.

SPANSION INC.

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

1.	Q:	WHO IS SOLICITING MY VOTE?

	A:	This proxy solicitation is being made by the Board of Directors of Spansion Inc. All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by us. Our directors, officers and other employees may solicit proxies in person, by mail, by telephone, by facsimile, through the Internet or by other means of communication, but such persons will not be specifically compensated for such services.

2.	Q:	WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?

	A:	This proxy statement was first mailed to stockholders on or about April 21, 2011.

3.	Q:	WHAT MAY I VOTE ON?

	A:	Spansion stockholders may vote on the following matters:

• Holders of Class A Common Stock may vote on the election of one director nominee, William E. Mitchell, to serve as a Class A Director on our Board of Directors;

• The holder of Class B Common stock may vote on the election of one director nominee, Paul Mercadante, to serve as a Class B Director on our Board of Directors;

• Holders of Class A Common Stock and Class B Common Stock, voting together as a single class, may vote on amendments of our Amended and Restated Certificate of Incorporation to allow our Board of Directors to increase the maximum size of our Board from seven to eight directors notwithstanding the ownership by Silver Lake of five percent or more of our outstanding Common Stock and to make a corresponding change regarding the filling of vacancies created by Silver Lake’s stock ownership falling below required thresholds for the Class B stockholders to elect two or one Class B directors.

• Holders of Class A Common Stock and Class B Common Stock, voting together as a single class, may vote on an advisory vote on executive compensation, an advisory vote on the frequency with which an advisory vote on compensation should be held, and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

4.	Q:	HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS?

	A:	The Board recommends that you vote:

• FOR each of the director nominees for whom you are eligible to vote;

• FOR the amendment of our Amended and Restated Certificate of Incorporation;

• FOR the proposal relating to executive compensation;

• FOR holding the advisory vote on executive compensation annually; and

• FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

5.	Q:	WHO IS ENTITLED TO VOTE?

	A:	Stockholders as of the close of business on April 15, 2011, the Record Date, are entitled to vote on all items properly presented at the Annual Meeting for which they are eligible to vote. On the Record Date, 62,390,784 shares of our Class A Common Stock and one share of our Class B Common Stock were outstanding. The Class A Common Stock and Class B Common Stock are collectively referred to as the “Common Stock.” Every stockholder is entitled to one vote for each share of Common Stock held. A list of these stockholders will be available during ordinary business hours at the principal place of business of Spansion, located at 915 DeGuigne Drive, Sunnyvale, California 94085-3836, at least ten days before the Annual Meeting. The list of stockholders will also be available at the time and place of the Annual Meeting.

6.	Q:	HOW DO I VOTE BY MAIL?

	A:	If you complete and properly sign each proxy card you receive and return it to us in the prepaid envelope, it will be voted by one of the individuals indicated on the card (your “proxy”) as you direct.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the director nominees, FOR the amendment of our Amended and Restated Certificate of Incorporation, FOR the proposal on executive compensation, FOR holding the advisory vote about executive compensation annually and FOR the ratification of the appointment of our auditors. If your shares are held by your broker, see question 12 below.

7.	Q:	CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

	A:	If you live in the United States or Canada, you may submit your proxy by following the Vote by Telephone instructions on the proxy card. If you have Internet access, you may submit your proxy from any location in the world by following the Vote by Internet instructions on the proxy card.

8.	Q:	WHO CAN ATTEND THE ANNUAL MEETING?

	A:	Only stockholders as of the Record Date, holders of proxies for those stockholders and other persons invited by us can attend. If your shares are held by your broker in “street name,” you must bring a letter from your broker or a copy of your proxy card to the meeting showing that you were the direct or indirect beneficial owner of the shares on the Record Date to attend the meeting.

9.	Q:	CAN I VOTE AT THE MEETING?

	A:	Yes. If you attend the meeting and plan to vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and have the right to vote in person at the meeting. If your shares are held by your broker in “street name,” you are considered the beneficial owner of the shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you must bring to the meeting a legal proxy from your broker showing that you were the beneficial owner of the shares on the Record Date and are authorized to vote those shares.

10.	Q:	CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD OR AFTER I HAVE VOTED BY TELEPHONE OR ELECTRONICALLY?

	A:	Yes. You may change your vote at any time before the voting concludes at the Annual Meeting by:

• Sending in another proxy with a later date by mail, telephone or over the Internet;

• Notifying our Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

• Voting in person at the Annual Meeting.

11.	Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN STREET NAME?

	A:	If your shares are held by your broker in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. We urge you to complete this form and instruct your broker how to vote on your behalf. You can also vote in person at the Annual Meeting, but you must bring a legal proxy from the broker showing that you were the beneficial owner of your shares on the Record Date and are authorized to vote the shares.

12.	Q:	WHAT IS BROKER “DISCRETIONARY” VOTING?

A:

If you hold your shares through a broker, your broker is permitted to vote your shares on routine “discretionary” items, such as the ratification of our independent registered public accounting firm, if it has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by your broker.

However, brokers no longer have the discretion to vote your shares on the election of directors, the amendment of our Amended and Restated Certificate of Incorporation or on the advisory vote on executive compensation and the frequency with which the advisory vote on executive compensation should be held. Accordingly, if your shares are held through a broker and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees, the amendment of our Amended and Restated Certificate of Incorporation or the proposals regarding the advisory vote on executive compensation and the frequency with which the advisory vote on executive compensation should be held.

13.	Q:	WHAT IS A “QUORUM?”

	A:	A “quorum” is a majority of the outstanding shares of Common Stock. They may be present at the Annual Meeting or represented by proxy. There must be a quorum for the Annual Meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker “non-votes” are also considered a part of the quorum. Broker non-votes occur when a broker holding shares for a beneficial owner does not vote on a particular matter because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

14.	Q:	HOW ARE MATTERS PASSED OR DEFEATED?

A:

The director nominees receiving the highest number of affirmative votes from the stockholders of the class of stock entitled to vote for such nominee will be elected as directors up to the maximum number of directors to be elected at the meeting. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The proposal regarding amendment of our Amended and Restated Certificate of Incorporation will be approved if a majority of the outstanding shares of Common Stock vote in favor of the proposal, and if holders of at least 50 percent of the outstanding shares of Class B Common Stock vote in favor of the proposal.

The proposal regarding the advisory vote on executive compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Because your vote is advisory, it will not be binding on the Board of Directors or Spansion. However, the Board of Directors will review the voting results and take them into consideration when making future compensation decisions.

The frequency of the advisory vote on executive compensation receiving the largest number of votes – every three years, every two years or every one year – will be the frequency that stockholders approve. Because your vote is advisory, it will not be binding on the Board of Directors or Spansion. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be ratified if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Abstentions with regard to the proposals regarding the amendment of our Amended and Restated Certificate of Incorporation, the advisory vote on executive compensation and the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will have the same effect as a vote against these proposals.

15.	Q:	WHO WILL COUNT THE VOTES?

	A:	Votes will be tabulated by Computershare Trust Company, N.A.

16.	Q:	HOW WILL VOTING ON ANY BUSINESS NOT DESCRIBED IN THE NOTICE OF ANNUAL MEETING BE CONDUCTED?

	A:	We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Randy W. Furr, our Executive Vice President and Chief Financial Officer and Scot A. Griffin, our Senior Vice President, General Counsel, to vote on such matters at their discretion.

17.	Q:	HOW CAN I OBTAIN ELECTRONIC COPIES OF THE PROXY MATERIALS FOR THE 2011 ANNUAL MEETING?

	A:	This proxy statement and Spansion’s Annual Report on Form 10-K for Fiscal 2010 are available electronically at the Investor Relations page of our website at www.spansion.com/2011proxy/.

18.	Q:	WHEN ARE THE STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING DUE?
	A:	In accordance with the rules of the Securities and Exchange Commission, in order for stockholder proposals to be considered for inclusion in the proxy statement for the 2012 Annual Meeting, they must be submitted in writing to our Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088 on or before December 23, 2011. Our bylaws provide that for directors to be nominated or other proposals to be properly presented at a stockholders meeting that are not included in our proxy statement for the 2012 Annual Meeting, notice of any such nomination or proposal must be received by us between February 1, 2012 and March 2, 2012. However, if our 2012 Annual Meeting is not within 30 days of May 31, 2012, to be timely, the notice by the stockholder must be received by our Corporate Secretary not later than the close of business on the tenth day following the day on which the first public announcement of the date of the Annual Meeting was made or the notice of the meeting was mailed, whichever occurs first. More information on our bylaws and a description of the information that must be included in the stockholder notice is included in this proxy statement beginning on page 12 under the heading “Consideration of Stockholder Nominees for Director and Other Proposals.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 31, 2011.

The proxy statement to security holders is available at www.spansion.com/2011proxy/.

ITEM 1—ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of seven directors. Our Amended and Restated Certificate of Incorporation provides that the Board of Directors consists of three classes of directors, each serving staggered three-year terms. At each annual meeting of stockholders, directors will be elected for a term of three years to succeed those directors whose terms are expiring.

Our Amended and Restated Certificate of Incorporation also provides that the holders of Class A Common Stock, voting together as a separate class, are entitled to vote for all Class A directors and holders of Class B Common Stock, voting together as a separate class, are entitled to vote for all Class B directors. SLS Spansion Holdings, LLC, Silver Lake Sumeru Fund, L.P. and their respective affiliates (Silver Lake), as the owners of our Class B Common Stock, currently have the right to elect up to two directors to the Board of Directors. Messrs. Mercadante and Shah were appointed to the Board by Silver Lake.

Classified Board

Our Board of Directors is currently composed of the following classes of directors:

Class	Expiration	Member
Class I	2011	Eugene I. Davis (Class A Director) Paul Mercadante (Class B Director)

Class II	2012	Hans Geyer (Class A Director) Clifton Thomas Weatherford (Class A Director)

Class III	2013	John H. Kispert (Class A Director) Raymond Bingham (Class A Director) Ajay Shah (Class B Director)

William Mitchell has been nominated for election into the new Class I term at the Annual Meeting. He will hold the position currently held by Mr. Davis.

Election of Class I Directors

At the Annual Meeting, two directors will be elected for a three-year term, which expires at our 2014 Annual Meeting of Stockholders, and until their successors are duly elected and qualified in accordance with our bylaws. One of the nominees, Paul Mercadante, is presently a member of our Board of Directors and serves as a Class B director. William E. Mitchell was nominated by our Board to serve as a Class A director. See “Nominees” below. If Messrs. Mitchell and Mercadante should be unable or decline to serve at the time of the Annual Meeting, the persons named as proxies on the proxy card will vote for such substitute nominee(s) as our Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by our Board of Directors. The Board of Directors has no reason to believe that the nominees will be unable or decline to serve as directors if elected.

The Board of Directors recommends that holders of Class A Common Stock vote in favor of the election of Mr. Mitchell as a Class A director and that the holder of Class B Common Stock vote in favor of the election of Mr. Mercadante as a Class B director. Proxies received will be voted “FOR” the nominees named below, unless marked to the contrary.

Nominees

The following director nominee is standing for election by the holders of our Class A Common Stock:

William E. Mitchell, age 67, is the managing partner of Sequel Capital Management, LLC, a private equity firm that he founded. Mr. Mitchell served as the chairman of the board of directors of Arrow Electronics, Inc.

from May 2006 until December 2009, and also served as President and Chief Executive Officer of Arrow Electronics, Inc. from February 2003 to May 1, 2009. Prior to that, Mr. Mitchell was Executive Vice President of Solectron Global Services from 1999 to 2003 and was Chairman, President and Chief Executive Officer of Sequel, Inc. from 1995 to 1999 until its acquisition by Solectron. Mr. Mitchell serves on the board of directors of National Semiconductor Corporation, Brown-Forman Corporation, Humana Inc. and Rogers Corporation. Mr. Mitchell received his bachelor’s degree in engineering from Princeton University and his master’s degree in engineering from the University of Michigan. Our Board of Directors has concluded that Mr. Mitchell should serve on the Board based on his experience as president and chief executive officer of a global distribution company, his experience and extensive knowledge of international business operations and his significant experience in the governance of large publicly-traded corporations.

The following director nominee is standing for election by the holder of our Class B Common Stock:

Paul Mercadante, age 50, has served as a Class I Director since May 10, 2010. Mr. Mercadante is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Mr. Mercadante joined Silver Lake, a private equity firm, in 2007 and is a Managing Director in the firm’s middle market strategy, Silver Lake Sumeru. Previously, he was at Shah Capital Partners, a private equity firm, where he served as Operating Partner from 2004 to 2006. Prior to Shah Capital Partners, Mr. Mercadante was President of Force Computers, a leading provider of embedded computing systems, which was subsequently sold to Motorola, Inc. in 2004. Prior to his service at Force Computers, he was the Vice President of Strategic Planning for the Technology Solutions Business Unit of Solectron, an electronics manufacturing services provider that was subsequently acquired by Flextronics. Mr. Mercadante also has previous experience with SMART Modular Technologies, Rose Communications, Activision and Apex Data. He currently is a director at Ashtech, a GPS product company, Mobile Messenger, a mobile technology solutions provider, and Primesense, a fabless semiconductor business. Mr. Mercadante also served on the Board of Directors of Ingenient Technologies, a provider of embedded multimedia systems solutions, from 2005 to 2009, PulseCore, a semiconductor design company, from 2006 to 2009, and Force Computers, from 2002 to 2004. Mr. Mercadante holds a Bachelor of Arts degree in Economics from the State University of New York. Our Board of Directors has concluded that Mr. Mercadante should serve on the Board based on Mr. Mercadante’s extensive experience in private equity and finance, his technology background and his service on the boards and board committees of technology companies.

Other Directors

The following five directors whose terms of office do not expire in 2011 will continue to serve after the Annual Meeting until such time as their respective terms of office expire and their respective successors are duly elected and qualified:

John H. Kispert, age 47, has served as a Class III Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2013. Mr. Kispert previously served as a Class A Director from February 2009 to May 2010. Mr. Kispert has served as President and Chief Executive Officer of Spansion since February 2009. Mr. Kispert also served as Interim Chief Financial Officer from April 29, 2009 through May 19, 2009. From 1995 through January 2009, Mr. Kispert served in a number of finance and operational roles at KLA-Tencor, a supplier of semiconductor manufacturing process control and yield management solutions, including serving as President and Chief Operations Officer from January 2006 to January 2009 and also serving as Executive Vice President and Chief Financial Officer from March 2000 to December 2005. In 2004, Mr. Kispert also assumed responsibility for Global Service Business, Information Technology and Human Resources at KLA-Tencor. Prior to KLA-Tencor, Mr. Kispert held several senior management positions with IBM. Mr. Kispert has served as a director of Extreme Networks, Inc., a network hardware company, since May 2009. Mr. Kispert holds a Master of Business Administration degree from the University of California, Los Angeles and a Bachelor of Arts degree in Political Science from Grinnell College. Our Board of Directors has concluded that Mr. Kispert should serve on the Board based on Mr. Kispert’s significant senior leadership, industry, financial and operational experience. In addition, as Spansion’s President and Chief Executive Officer, Mr. Kispert has direct responsibility for Spansion’s strategy and operations.

Raymond Bingham, age 65, has served as Chairman of the Board and a Class III Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2013. Mr. Bingham is the Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Bingham has served as an Advisory Director of General Atlantic LLC, a global private equity firm, since January 2010 and a Managing Director from November 2006 to December 2009. From August 2005 to October 2006, Mr. Bingham was a self-employed private investor. He was Executive Chairman of the Board of Directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005 and served as a director of Cadence from November 1997 to July 2005. Prior to being Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. He has served as a director and as a member of the Finance and Audit Committee of Oracle Corporation, a database software company, since November 2002, and has served as a member and Chairman of its Committee on Independence Issues since July 2003 and as a member and Chairman of its Governance Committee since August 2005. Mr. Bingham is also a director at Flextronics International Ltd., an electronics manufacturing services provider, STMicroelectronics N.V., a semiconductor manufacturing company, and Dice Holdings, Inc., a supplier of specialized websites for professional communities. Mr. Bingham received a Master of Business Administration degree from the Harvard Business School and a Bachelor of Science degree in Economics (with Honors) from Weber State University. Our Board of Directors has concluded that Mr. Bingham should serve on the Board based on Mr. Bingham’s extensive and significant senior leadership, industry and financial experience, and his service as a public company director on the boards and board committees of technology companies.

Hans Geyer, age 60, has served as a Class II Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2012. Mr. Geyer is a member of the Compensation Committee and the Audit Committee. Since December 2006, Mr. Geyer has been a consultant for the private equity industry. Mr. Geyer served as Corporate Vice President and General Manager of Intel Corporation’s Storage Group from 2005 until his retirement in December 2006, and as General Manager, Networking and Storage Group from 2004 to 2005. In 1995, Mr. Geyer was elected Vice President of Intel and in 1993, was appointed Vice President of Intel’s Microprocessor Group. Mr. Geyer joined Intel in 1980 and has since held various positions, including general manager of European Operations, general manager of the 386/486 microprocessor division, general manager of the FLASH memory group, and general manager of the cellular and application processor group. Prior to joining Intel, Mr. Geyer was involved in hardware and software development for intelligent and point-of-sales terminals at Siemens AG, Germany. He served as a director of Trident Microsystems, Inc. from May 2007 to February 2010. Mr. Geyer studied computer science and mathematics at the Technical University of Munich and holds a master’s degree (Diplom-Informatiker) in Computer Science. He is also an alumnus of INSEAD. Our Board of Directors has concluded that Mr. Geyer should serve on the Board based on Mr. Geyer’s extensive and significant senior leadership, extensive industry and technical experience related to Spansion’s semiconductor research and development, and his service on the boards and board committees of technology companies.

Ajay Shah, age 51, has served as a Class III Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2013. Mr. Shah is a member of the Compensation Committee. Mr. Shah founded Shah Capital Partners in 2004 and joined the Silver Lake team in 2007 as the Managing Director to found and develop the firm’s middle market fund, Silver Lake Sumeru. Prior to founding Shah Capital, Mr. Shah founded and managed the Technology Solutions Business of Solectron Corporation, a $2 billion business. Mr. Shah was the Chief Executive Officer of SMART Modular Technologies, a company that he co-founded in 1989 and led through its public offering in 1995. He managed its growth to over $1 billion in revenues and directed its acquisition by Solectron in 1999 for over $2 billion. Mr. Shah is a director at TES Electronic Solutions, a custom electronics design and manufacturing company, C-MAC MicroTechnology, an electronics design company, and Ashtech, a mapping technology company, Mobile Messenger, AVI-SPL, Inc., an audio/video system design and installation company, Power-One, a high-efficiency power solutions company, and is Chairman of the Board at SMART Modular. Mr. Shah also served on the board of directors of Flextronics International Ltd. from 2005 to 2009, Ingenient Technologies Inc. from

2005 to 2009, Northern California Public Broadcasting from 2003 to 2008 and PulseCore from 2006 to 2009. He is a senior fellow of the American Leadership Forum, serves on the board of The Indian School of Business, India and is a Trustee of the America India Foundation. Mr. Shah received a bachelor’s degree in Engineering from the University of Baroda and a Master of Science degree in Engineering Management from Stanford University. Our Board of Directors has concluded that Mr. Shah should serve on the Board based on Mr. Shah’s extensive experience in venture capital and finance, his experience in the technology industry, and his service on the boards and board committees of technology companies.

Clifton Thomas Weatherford, age 64, has served as a Class II Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2012. He is Chairman of the Audit Committee. Mr. Weatherford served as Executive Vice President and Chief Finance Officer at Business Objects, a provider of business intelligence software, from September 1997 until his retirement in January 2003. Mr. Weatherford brings over 37 years in global technology expertise with senior financial positions at Business Objects, NETCOM On-Line Communication Services, Logitech, Texas Instruments, Schlumberger and Tandem Computers. Mr. Weatherford is a director at several public companies, including Tesco Corporation, an oil and gas drilling industry services company, SMART Modular Technologies, and Mellanox Technologies, a supplier of high-bandwidth computer hardware, as well as several private companies. Mr. Weatherford also served on the Board of Directors of Saba Software from 2003 to 2008, InfoGroup from 2007 to 2010, Synplicity from 2003 to 2008 and Advanced Analogic Technologies from 2004 to 2011. Mr. Weatherford holds a Bachelor of Business Administration degree in Finance from the University of Houston in Texas. Our Board of Directors has concluded that Mr. Weatherford should serve on the Board based on Mr. Weatherford’s extensive and significant senior leadership, industry and financial experience, and his service as a public company director on the boards and board committees of technology companies and as a public company executive.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Principles of Corporate Governance

The Board of Directors has adopted Principles of Corporate Governance to address significant corporate governance issues. The Principles of Corporate Governance provide a framework for our corporate governance matters and include topics such as Board and Board Committee composition, the role and functions of the Board, the responsibilities of various Board committees and Board evaluations. The Nominating and Corporate Governance Committee is responsible for reviewing and recommending any changes on the Principles of Corporate Governance to the Board.

Director Independence

The Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the New York Stock Exchange listing standards. In March and April 2011, the Board reviewed the independence of each director and director nominee. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and Spansion and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate families (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of Spansion’s executive team or their affiliates. The purpose of this review was to determine whether any transactions or relationships exist that are inconsistent with a determination of director independence.

As a result of this review, the Board of Directors considered: (i) the interest that Messrs. Shah and Mercadante have in Silver Lake, a private investment firm, and its affiliates; and (ii) Mr. Bingham’s service on the board of directors of Flextronics International Ltd., which is a customer of Spansion. The Board determined that these relationships do not conflict with the elements of independence set forth in the New York Stock Exchange listing standard. Therefore, the Board of Directors affirmatively determined that each of the following directors and director nominees is independent and has no relationship with Spansion, except as a director and stockholder of Spansion:

• Raymond Bingham	• Paul Mercadante	• Ajay Shah
• Hans Geyer	• William E. Mitchell	• Clifton Thomas Weatherford

The Board also affirmatively determined that Mr. Kispert is not independent because he is the President and Chief Executive Officer of Spansion. In addition, the Board determined that Mr. Weatherford’s simultaneous service on the audit committees of more than three public companies does not impair his ability to effectively serve on Spansion’s Audit Committee.

Nominations for Directors

Process for Evaluating and Selecting Potential Director Candidates

Our Nominating and Corporate Governance Committee is responsible for annually identifying and recommending to the Board of Directors the nominees to be selected by the Board for each annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected) and recommending candidates to fill any vacancies on the Board (whether through the resignation of any director or through the increase in the number of directors by the Board). The Nominating and Corporate Governance Committee is also responsible for periodically assessing and developing the appropriate criteria to be utilized in evaluating potential director nominees, and communicating such criteria to the Board.

Minimum Qualifications for Director Nominees

The Nominating and Corporate Governance Committee has established the following minimum criteria for evaluating prospective candidates to be selected by the Board:

•	Reputation for integrity, strong moral character and adherence to high ethical standards;

•	Holds or has held a generally recognized position of leadership in community or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of Spansion;

•	Ability to read and understand basic financial statements and other financial information pertaining to Spansion;

•	Commitment to understand our business, industry and strategic objectives;

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Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board committees and stockholders (taking into account the number of other company boards on which the candidate serves), and ability to generally fulfill all responsibilities as a director;

•	Willingness to represent and act in the interests of all stockholders of Spansion rather than the interests of a particular group;

•	Good health and ability to serve;

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For prospective non-employee directors, independence under Securities and Exchange Commission rules and the New York Stock Exchange listing standards, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; and

•	Willingness to accept the nomination to serve as a director of Spansion.

Other Factors for Potential Consideration

The Nominating and Corporate Governance Committee will also consider the following factors in connection with its evaluation of each prospective director nominee:

•	Whether the prospective director nominee will foster a diversity of skills and experiences;

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Whether the prospective director nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable Securities and Exchange Commission rules and the New York Stock Exchange listing standards;

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For incumbent directors standing for re-election, the director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to Spansion;

•	The number of other company Boards on which the prospective director nominee serves; and

•	Whether the prospective director nominee will add to or complement the Board’s existing strengths.

Process for Identifying, Evaluating and Recommending Director Nominees

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The Nominating and Corporate Governance Committee initiates the process for identifying, evaluating and recommending prospective director nominees by preparing a list of potential candidates who, based on their biographical information and other information available to the Nominating and Corporate Governance Committee, appear to meet the criteria specified above and who have specific qualities, skills or experience being sought (based on input from the Board).

Outside Advisors. The Nominating and Corporate Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective director nominees.

Stockholder Suggestions for Potential Nominees. The Nominating and Corporate Governance Committee will consider suggestions of prospective director nominees from stockholders. The Nominating and Corporate Governance Committee will evaluate a prospective director nominee suggested by any stockholder in the same manner and against the same criteria as any other prospective director nominee identified by the Nominating and Corporate Governance Committee from any other source. Stockholders wishing to suggest a person to the Nominating and Corporate Governance Committee for its consideration should submit such suggestion to our Corporate Secretary at Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, or at Corporate.Secretary@spansion.com.

Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above. For incumbent directors standing for re-election, the Nominating and Corporate Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended; level of participation, and overall contribution to Spansion; composition of the Board at that time; and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.

Management Directors. The number of officers or employees of Spansion serving at any time on the Board should be limited such that at all times a majority of the directors is “independent” under applicable Securities and Exchange Commission rules and the New York Stock Exchange listing standards.

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After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Corporate Governance Committee and by the Chief Executive Officer.

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Upon completion of the above procedures, the Nominating and Corporate Governance Committee shall determine the list of potential candidates to be recommended to the Board for nomination at the annual meeting.

The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Corporate Governance Committee.

Consideration of Stockholder Nominees for Director and Other Proposals

Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors or to propose other matters for consideration at the 2012 annual meeting must be stockholders of record when they give us notice of such nomination or proposal, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice must be delivered to our Corporate Secretary or the Chair of the Nominating and Corporate Governance Committee not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting. For our 2012 annual meeting, the notice must be delivered between February 1, 2012 and March 2, 2012. However, if our 2012 annual meeting is not within 30 days of May 31, 2012, the notice must be delivered no later than the close of business on the tenth day following the earlier of the day on which the first public announcement of the date of the Annual Meeting was made or the day the notice of the meeting is mailed. The stockholder’s notice must include the following information for any person proposed to be nominated:

•	Name, age, nationality, business and residence addresses;

•	Principal occupation and employment;

•	The class and number of shares of stock owned beneficially and of record by the proposed nominee;

•	Any other information required to be disclosed in a proxy statement with respect to the proposed nominee; and

•	The proposed nominee’s written consent to being a nominee and to serving as a director if elected.

The stockholder’s notice must also include the following information for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or other proposal is made:

•	Names and addresses;

•	The number of shares of stock owned beneficially and of record by them;

•	A description of any arrangements or understandings between them and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made;

•	A representation that they intend to appear in person or by proxy at the Annual Meeting to nominate the person named in the notice;

•	A representation as to whether they are part of a group that intends to deliver a proxy statement or solicit proxies in support of the nomination; and

•	Any other information that would be required to be included in a proxy statement.

The Chair of the Annual Meeting will announce whether the procedures in the bylaws have been followed, and if not, declare that the nomination or other proposal be disregarded.

Communications with the Board or Non-Management Directors

Stockholders who wish to communicate with Spansion’s Board of Directors or with non-management directors may send their communications in writing to our Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088 or send an email to Corporate.Secretary@spansion.com. Spansion’s Corporate Secretary will forward these communications to our independent directors except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Communications will not be forwarded to the independent directors unless the stockholder submitting the communication identifies himself or herself by name and sets out the number of shares of stock he or she owns beneficially or of record.

Codes of Business Conduct and Ethics and Principles of Corporate Governance

The Board of Directors has adopted a code of conduct entitled, “Code of Business Conduct,” which applies to all directors and employees and which was designed to help directors and employees resolve ethical and compliance issues encountered in the business environment. The Code of Business Conduct governs matters such as conflicts of interest, compliance with laws, confidentiality of company information, encouraging the reporting of any illegal or unethical behavior, fair dealing and use of company assets. The Board of Directors has also adopted a Code of Ethics for the Chief Executive Officer, the Chief Financial Officer, the Corporate Controller and All Other Senior Finance Executives. The Code of Ethics governs matters such as financial reporting, conflicts of interest and compliance with laws, rules, regulations and Spansion’s policies. The Board of Directors has also adopted Principles of Corporate Governance as a framework of its oversight activities devoted to protecting and advancing the long term interests of stockholders and other stakeholders.

You can access Spansion’s Code of Business Conduct, Code of Ethics and Principles of Corporate Governance at the Investor Relations page of our website at www.spansion.com or by writing to us at Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, or emailing us at Corporate.Secretary@spansion.com. We will provide you with this information free of charge. Please note that information contained on our website is not incorporated by reference in, or considered to be a part of, this document. We will post on our website any amendment to the Code of Ethics, as well as any waivers of the Code of Ethics, that are required to be disclosed by the rules of the Securities and Exchange Commission or the New York Stock Exchange.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

Introduction

On March 1, 2009, we filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. On April 16, 2010, we received confirmation of our Plan of Reorganization from the U.S. Bankruptcy Court and on May 10, 2010, we emerged from Chapter 11 bankruptcy. On May 17, 2010, our Class A Common Stock began trading on the NYSE AMEX, and on June 23, 2010, our listing was transferred to the New York Stock Exchange. Prior to our voluntary petition for relief under Chapter 11, our stock traded on the NASDAQ Stock Market.

From the beginning of fiscal 2010 until May 10, 2010, our Board of Directors consisted of five directors and one vacancy: Mr. Donald L. Lucas, Chairman; Mr. Kispert; Mr. David K. Chao; Dr. Boaz Eitan and Mr. John M. Stich. The Committee memberships are described below; however, no meetings of any Committee of the Board were held from the beginning of fiscal 2010 until after May 10, 2010. During this period, the Board of Directors held 24 regularly scheduled and special meetings. All directors attended at least 75 percent of the meetings of the Board of Directors, except for Mr. Chao. Messrs. Lucas, Chao, Eitan and Stich resigned from the Board on May 10, 2010, concurrently with our emergence from Chapter 11 bankruptcy.

From May 10, 2010 to the present, our Board of Directors has consisted of the following seven directors: Messrs. Bingham, Davis, Geyer, Kispert, Mercadante, Shah and Weatherford.

The Board of Directors

Meetings of the Board and Committees

The current Board of Directors has Audit, Compensation and Nominating and Corporate Governance Committees. The members of these committees and their chairs are recommended by the Nominating and Corporate Governance Committee and then appointed by the Board. From May 10, 2010 through the end of fiscal 2010, the Board of Directors held 11 regularly scheduled and special meetings, the Audit Committee held five regularly scheduled and special meetings, the Compensation Committee held four regularly scheduled and special meetings and the Nominating and Corporate Governance Committee held two regularly scheduled and special meetings. During this period, all directors attended at least 75 percent of the meetings of the Board of Directors and Board committees on which they served. Also during this period, the independent directors met in regularly scheduled sessions without any members of Spansion’s management present. Mr. Bingham, as Chairman, presides over meetings of the Board and the independent directors. Spansion’s directors are strongly encouraged to attend the Annual Meeting of Stockholders. Eight of the nine members of our Board of Directors attended our 2008 annual meeting stockholders meeting, which was the last annual meeting we held.

Board Leadership Structure

Currently, Mr. Kispert serves as President and Chief Executive Officer and Mr. Bingham, an independent director, serves as Chairman of the Board of Directors. The Board believes that Spansion and its stakeholders are best served at this time by this leadership structure because it is valuable to have strong independent leadership to assist the Board in fulfilling its role of overseeing the management of Spansion and its risk management practices separate from the CEO. However, the Principles of Corporate Governance permit the roles of the Chairman and CEO to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on Spansion’s needs and the Board’s assessment of Spansion’s leadership from time to time. The Principles of Corporate Governance provide for a lead independent director if the roles are combined.

Role of the Board in Risk Oversight

The Board of Directors, acting directly and through its committees, is responsible for the oversight of Spansion’s risk management. Spansion’s management is responsible for day-to-day risk management activities, including, without limitation, strategic, operational, financial and regulatory risks. Spansion believes that risk is inherent in innovation and the pursuit of long-term strategic goals and opportunities. The Board does not have a standing risk management committee, but rather administers this oversight function directly and through its standing committees that address risks inherent in their respective areas of oversight.

Spansion’s Chairman of the Board of Directors is independent and maintains a separate role from the Chief Executive Officer. The Board believes this structure enables the Board to benefit from enabling the Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman to focus on Board process and governance matters.

The Board of Directors believes in the value of an independent board of directors. Currently, six of the seven members of the Board of Directors are independent. This includes all members of the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee. The Board receives full reports from each committee chair regarding the committee’s considerations and actions. The independent members of the Board of Directors also meet regularly without management present.

Board Committees

From the beginning of fiscal 2010 until May 10, 2010, our Board of Directors consisted of five directors and one vacancy: Mr. Donald L. Lucas, Chairman; Mr. Kispert; Mr. David K. Chao; Dr. Boaz Eitan and Mr. John M. Stich. On May 10, 2010, the Board of Directors and its Committees were reconstituted in connection with Spansion’s emergence from bankruptcy. From May 10, 2010 to the present, our Board of Directors has consisted of the following seven directors: Messrs. Bingham, Davis, Geyer, Kispert, Mercadante, Shah and Weatherford. We applied the NASDAQ Stock Market independence standards for all directors who served on the Board prior to May 10, 2010 and the New York Stock Exchange independence standards for all directors who served beginning on May 10, 2010.

Audit Committee

The Audit Committee currently consists of Mr. Weatherford, as Chair, and Messrs. Geyer and Mercadante, each of whom was determined by the Board of Directors to be financially literate and “independent” as such term is defined for Audit Committee members by the New York Stock Exchange listing standards. The Board has designated Mr. Weatherford as an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission. Mr. Stich served as Chair and Mr. Chao served as a member of the Audit Committee until May 10, 2010. The Board of Directors determined that Messrs. Stich and Chao were each financially literate and “independent” as such term is defined for Audit Committee members by the NASDAQ Stock Market listing standards.

The Audit Committee assists the Board with its oversight responsibilities regarding our accounting and financial reporting processes, the audit of our financial statements, the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee meets alone with our financial and legal personnel, our internal auditor and with our independent registered public accounting firm, who have free access to the Audit Committee at any time. The director of our Internal Audit Department reports directly to the Chair of the Audit Committee, confers regularly with our Chief Financial Officer and serves a staff function for the Audit Committee.

Compensation Committee

The Compensation Committee currently consists of Mr. Bingham, as Chair, and Messrs. Geyer and Shah, each of whom was determined by the Board to be “independent” as such term is defined for Compensation

Committee members by the New York Stock Exchange listing standards. Mr. Lucas served as Chair of the Compensation Committee and Mr. Stich served as a member of the Compensation Committee until May 10, 2010. The Board of Directors determined that Messrs. Lucas and Stich were each “independent” as such term is defined for Compensation Committee members by the NASDAQ Stock Market listing standards.

The role of the Compensation Committee is to oversee our compensation strategies and programs for our executive officers. The Compensation Committee has the authority to determine the form and amount of compensation to be paid or awarded to all our executive officers and to all other employees as delegated from time to time by the Board of Directors. The Compensation Committee’s responsibilities, among other things, include (i) reviewing and approving the corporate goals and objectives relevant to Chief Executive Officer compensation and evaluating Chief Executive Officer performance in light of those goals and objectives, (ii) reviewing and approving the corporate goals and objectives relevant to non-CEO executive officer compensation, (iii) reviewing and making recommendations to the Board of Directors with respect to the adoption and approval of, or amendments to, all umbrella cash-based plans, incentive compensation plans and equity-based compensation plans and approving for submission to stockholders all new stock option and equity compensation plans, (iv) providing oversight with respect to succession planning for the Chief Executive Officer and other executive officers, and (v) reviewing and making recommendations to the Board of Directors with respect to all forms and amounts of compensation for members of the Board of Directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. Mercadante, as Chair, and Messrs. Bingham, Davis and Weatherford, each of whom was determined by the Board of Directors to be “independent” as such term is defined for Nominating Committee members by the New York Stock Exchange listing standards. Mr. Lucas served as Chair of the Nominating and Corporate Governance Committee and Mr. Stich served as a member of the Nominating and Corporate Governance Committee until May 10, 2010. The Board of Directors determined that Messrs. Lucas and Stich were each “independent” as such term is defined for Nominating Committee members by the NASDAQ Stock Market listing standards.

The Nominating and Corporate Governance Committee assists the Board with its oversight responsibilities regarding the identification of qualified candidates to become Board members, the selection of nominees for election as directors at the next Annual Meeting of Stockholders (or special meeting of stockholders at which directors are to be elected), the selection of candidates to fill any vacancies on the Board, the selection of Board members for each committee of the Board, the development and recommendation to the Board of a set of applicable corporate governance guidelines and principles and oversight of the evaluation of the Board. While the Committee has not established minimum criteria for evaluating prospective director candidates, in determining if candidates are qualified to become Board members, it looks for the following attributes, which, among others, the Nominating and Corporate Governance Committee deems appropriate: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience serving as a director of a privately or publicly held company; experience in our industry and with relevant social policy concerns; ability to make independent analytical inquiries; academic expertise in an area of our operations; and practical and mature business judgment. In addition, the Nominating and Corporate Governance Committee considers a number of other factors, including whether the prospective director nominee will foster a diversity of skills and experiences and will add to or complement the Board’s existing strengths. The Nominating and Corporate Governance Committee will use the same standards to evaluate all director candidates, whether or not the candidates are proposed by stockholders. There have been no material changes to the process by which stockholders can nominate directors for election to the Board.

Bylaws and Committee Charters

You can access Spansion’s bylaws and the charters of our Audit, Compensation and Nominating and Corporate Governance Committees at the Investor Relations page of our website at www.spansion.com or by writing to us at Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, or emailing us at Corporate.Secretary@spansion.com. We will provide you with this information free of charge. Please note that information contained on our website is not incorporated by reference in, or considered to be a part of, this document.

Mitigation of Risk Relating to Compensation

Spansion’s management team and the Compensation Committee each play a role in evaluating and mitigating any risk that may exist relating to Spansion’s compensation plans, practices and policies for all employees, including the Named Executive Officers. In addition, the Compensation Committee reviews Spansion’s compensation practices, policies and programs to assess the risks associated with such practices, policies and programs. The risk-mitigating factors considered by the Compensation Committee, in addition to those described above under the heading “Role of the Board and Risk Oversight” include:

•	the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;

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the use of performance-based incentive compensation for senior officers, including the Named Executive Officers, that rewards achievement and overachievement (subject to limits) of targeted corporate objectives and financial results;

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the requirement under Spansion’s insider trading policy that all vice presidents and above are subject to trading window and blackout periods and must obtain permission from Spansion’s General Counsel before purchasing or selling any shares of Spansion securities at all times including during an open trading period; and

•	each of the Named Executive Officers as well as each of the other senior officers reporting directly to the Chief Executive Officer has implemented SEC Rule 10b5-1 trading plans.

Spansion has reviewed its compensation plans, practices and policies and has determined that it does not have any plans, practices or policies that create risks that are reasonably likely to have a material adverse effect on Spansion.

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation Committee during fiscal 2010 were Messrs. Bingham, Geyer, Shah, Lucas and Stich. No member of the Compensation Committee was at any time during fiscal 2010 or at any other time an officer or employee of Spansion, and no member had any relationship with Spansion requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal 2010.

DIRECTOR COMPENSATION

Spansion uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Our independent director compensation is determined by the Board of Directors acting upon the recommendation of the Compensation Committee. In setting director compensation, our Board of Directors considers, among other things, the significant amount of time that directors spend in fulfilling their duties, the skill-level required by directors and competitive market data. Directors who are also employees of Spansion, or who are otherwise determined to not be independent, receive no additional compensation for service as a director. We may reimburse any of our directors for travel, lodging and related expenses they incur in attending Board of Directors and Board committee meetings.

Cash Compensation

During fiscal 2010, effective as of May 10, 2010, our current independent directors received fees for their services as set forth in the table below. Board retainer and meeting fees have not changed for fiscal 2011. All annual cash compensation is paid in quarterly installments.

Annual Retainer (1)	$60,000

Additional Annual Retainers
Chairperson	$60,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Nominating and Corporate Governance Committee Chair	$10,000

Fees for serving on a Board Committee (2)	$5,000

Fees Per Board Meeting in Excess of Ten Board Meetings (3)	$2,000

(1)	All independent directors, including directors serving as Chairperson, receive this annual retainer.
(2)	All independent directors serving on a Board Committee, excluding directors serving as Chairperson and Committee Chairs, receive this annual fee.
(3)	If in any calendar year an independent director is required to and does attend more than an aggregate of ten meetings of (i) our Board of Directors, and (ii) the specific Board committees (including ad hoc Board committees) on which he or she serves, such director will receive $2,000 for each Board of Directors or Board committee meeting attended in person, or $1,000 for each Board of Directors or Board committee meeting attended by telephone, in excess of ten meetings.

Prior to May 10, 2010, our independent directors received fees for their services as set forth in the table below. All annual cash compensation was paid in quarterly installments.

Annual Retainer (1)	$54,000

Additional Annual Retainers
Chairperson	$90,000
Audit Committee Chair	$13,500
Compensation Committee Chair	$6,750
Finance Committee Chair	$6,750
Nominating and Corporate Governance Committee Chair	$6,750

Fees Per Board Meeting in Excess of Eight Board Meetings (2)	$1,800

Fees Per Committee Meeting in Excess of 12 Committee Meetings (2)	$1,800

(1)	All independent directors, including directors serving as Chairperson, received this annual retainer.

(2)	If in any calendar year an independent director was required to and did attend (i) more than eight meetings of our Board of Directors, such director received $1,800 for each Board meeting attended in excess of eight, or (ii) more than 12 meetings of a specific Board committee on which he served, such director received $1,800 per such Board committee meeting in excess of 12.

Equity-Based Incentive Compensation

Currently, each independent director receives an initial stock option award exercisable for 25,000 shares of our Class A Common Stock and an initial restricted stock unit award of 15,000 units that convert upon vesting into 15,000 shares of our Class A Common Stock. These awards are made upon the director’s appointment to our Board of Directors. In addition:

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an independent director who serves as Chairperson of the Board will receive an additional initial stock option award exercisable for 35,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 25,000 units that convert upon vesting into 25,000 shares of our Class A Common Stock;

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independent directors who serve as Chairs of the Audit or Compensation Committees will receive an additional initial stock option award exercisable for 30,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 10,000 units that convert upon vesting into 10,000 shares of our Class A Common Stock; and

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an independent directors who serves as Chair of the Nominating and Governance Committee will receive an additional initial stock option award exercisable for 15,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 5,000 units that convert upon vesting into 5,000 shares of our Class A Common Stock.

For each year of continued service starting with fiscal 2011, independent directors shall receive an annual stock option award exercisable for 20,000 shares of our Class A Common Stock and an annual restricted stock unit award of 7,500 units that convert upon vesting into 7,500 shares of our Class A Common Stock. In addition, for each year of continued service starting with fiscal 2011:

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an independent director serving as the Chairperson of the Board will receive an additional annual stock option award exercisable for 30,000 shares of our Class A Common Stock and an additional annual restricted stock unit award of 12,500 units that convert upon vesting into 12,500 shares of our Class A Common Stock;

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independent directors serving as Chairs of the Audit or Compensation Committees will receive an additional annual stock option award exercisable for 25,000 shares of our Class A Common Stock and an additional annual restricted stock unit award of 7,500 units that convert upon vesting into 7,500 shares of our Class A Common Stock; and

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an independent director serving as Chair of the Nominating and Governance Committee will receive an additional annual stock option award exercisable for 12,500 shares of our Class A Common Stock and an additional annual restricted stock unit award of 3,750 units that convert upon vesting into 3,750 shares of our Class A Common Stock.

All of the stock options and restricted stock unit awards granted to our independent directors starting in fiscal 2010 vest in equal installments quarterly until the third anniversary of the grant date.

All annual equity-based compensation is awarded to independent directors on the first trading day in April of each year. On such day, each independent director who joined our Board of Directors at or prior to September 30 of the previous year is entitled to receive a full annual equity award, while each independent director who joined our Board between October 1 and March 31 of the previous year shall receive an annual equity award prorated based on the number of months served.

Prior to May 10, 2010, each independent director received an initial stock option award and an initial restricted stock unit award, as well as annual stock option and restricted stock unit awards. However, all of these awards and the shares of our stock issued as a result of these awards were cancelled effective May 10, 2010.

Director Summary Compensation Table for Fiscal 2010

The following table provides information concerning compensation expense paid to or earned by each of our independent directors for fiscal 2010. Mr. Kispert, our President and Chief Executive Officer, does not receive additional compensation for his services as a director. Dr. Boaz Eitan, a former Executive Vice President and Chief Executive Officer, Spansion Israel, served as a member of our Board of Directors until May 10, 2010 and did not receive additional compensation for his services as a director.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Total ($)
Raymond Bingham	126,750	525,500	453,618	1,105,868
David K. Chao (3)	22,500	0	0	22,500
Eugene I. Davis	52,750	157,650	126,005	336,405
Hans Geyer	70,500	157,650	126,005	354,155
Donald L. Lucas (3)	94,425	0	0	94,425
Paul Mercadante	72,250	210,200	201,608	484,058
Ajay Shah	58,750	157,650	126,005	342,405
John M. Stich (3)	56,925	0	0	56,925
Clifton Thomas Weatherford	77,750	262,750	277,211	617,711

(1)	Mr. John H. Kispert, Spansion’s President and Chief Executive Officer, is not included in this table because he is an employee of Spansion. The compensation received by Mr. Kispert as an employee of Spansion is shown in the Fiscal 2010 Summary Compensation Table on page 40.
(2)	Reflects the grant date fair value of each stock option and restricted stock unit award computed in accordance with FASB ASC Topic 718. The assumption used in valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2010, filed with the Securities Exchange Commission on February 23, 2011. These amounts do not correspond to the actual value that will be recognized by the directors.
(3)	Messrs. Chao, Lucas and Stich resigned from the Board of Directors on May 10, 2010. All outstanding equity and equity awards held by them were cancelled at that time in connection with our emergence from bankruptcy.

As of December 26, 2010, the aggregate number of shares of Class A Common Stock underlying stock options and restricted stock unit awards for each of our independent directors was:

Name (1)	Aggregate Number of Shares Underlying Stock Options	Aggregate Number of Shares Underlying Restricted Stock Unit Awards
Raymond Bingham	90,000	50,000
David K. Chao	0	0
Eugene I. Davis	25,000	15,000
Hans Geyer	25,000	15,000
Donald L. Lucas	0	0
Paul Mercadante	40,000	20,000
Ajay Shah	25,000	15,000
John M. Stich	0	0
Clifton Thomas Weatherford	55,000	25,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial owners of more than five percent of the outstanding shares of Spansion Common Stock as of April 15, 2011. This information is based upon our records and other information available from outside sources. We are not aware of any other beneficial owner of more than five percent of any class of Spansion Common Stock. Except as otherwise indicated, to our knowledge, each person has sole investment and voting power with respect to the shares shown as beneficially owned.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned (1)
Funds affiliated with Silver Lake (2)	Class A	11,397,632	18.27%
One Market Plaza Steuart Tower, 10th Floor Suite 1000 San Francisco, CA 94105	Class B	1	100%

FMR LLC (3)(4)	Class A	4,097,552	6.57%
82 Devonshire Street Boston, MA 02109

(1)	Based on 62,390,784 shares of Class A Common Stock and one share of Class B Common Stock outstanding as of April 15, 2011. Calculated in accordance with the rules of the Securities Exchange Act of 1934, as amended.
(2)	Based on information set forth in Amendment 4 to Schedule 13D filed with the Securities and Exchange Commission on November 19, 2010. The 11,397,632 shares shown in the table above are directly held and beneficially owned by SLS Spansion Holdings, LLC (SLS Spansion), Silver Lake Credit Fund, L.P. (the Credit Fund) and SL Capital Appreciation Fund, L.L.C. (the Cap Appreciation Fund). SLS Spansion holds 7,343,775 shares shown in the table above (shared voting power and shared dispositive power as to all shares). Silver Lake Sumeru Fund, L.P. (the Sumeru Fund) is the managing member of SLS Spansion, and Silver Lake Technology Investors Sumeru, L.P. (the Side Fund) is a member of SLS Spansion. Silver Lake Technology Associates Sumeru, L.P. (SLS Lower GP) is the general partner of each of the Sumeru Fund and the Side Fund. SLTA Sumeru (GP), L.L.C. (SLS Upper GP) is the general partner of SLS Lower GP. Although the Sumeru Fund, the Side Fund, SLS Lower GP and SLS Upper GP may be deemed to beneficially own the shares held by SLS Spansion by virtue of their relationship with SLS Spansion, each of them disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The Credit Fund holds 3,756,332 shares shown in the table above (shared voting power and shared dispositive power as to all shares). Silver Lake Financial Associates, L.P. (SLF Lower GP) is the general partner of the Credit Fund. SLFA (GP), L.L.C. (SLF Upper GP) is the general partner of SLF Lower GP. Although SLF Lower GP and SLF Upper GP may be deemed to beneficially own the shares held by the Credit Fund by virtue of their relationship with the Credit Fund, each of them disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The Cap Appreciation Fund holds 297,545 shares shown in the table above. (shared voting power and shared dispositive power as to all shares) Silver Lake Group, L.L.C. (SLG) is the managing member of the Cap Appreciation Fund, SLS Upper GP and SLF Upper GP and, in such capacity, may be deemed to beneficially own the shares directly held by the Cap Appreciation Fund and indirectly owned by SLS Upper GP and SLF Upper GP. SLG, however, disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.
(3)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011. FMR LLC has sole voting power for 1,108,749 shares and sole dispositive power for 4,097,552 shares.
(4)	Edward C. Johnson 3d and FMR LLC, have the power to direct the disposition of the securities held by Fidelity Management & Research Company.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information known to us with respect to beneficial ownership of Spansion Class A Common Stock, as of April 15, 2011, for our current directors and the nominees for election as directors, each of our executive officers listed in the Fiscal 2010 Summary Compensation Table on page 40, and all of our directors and executive officers as a group. This ownership information is based upon information provided by the individuals.

Name	Shares Currently Owned	Shares Acquirable Currently or Within 60 Days	Aggregate Shares Beneficially Owned (1)	Percent of Class Beneficially Owned (1)(2)
John H. Kispert	61,943	267,535	329,478	*
Raymond Bingham	2,500	34,166	36,666	*
Eugene I. Davis	3,750	9,583	13,333	*
Hans Geyer	3,750	9,583	13,333	*
Paul Mercadante (3)	5,000	14,999	19,999	*
Ajay Shah (4)	3,750	9,583	13,333	*
Clifton Thomas Weatherford	6,250	20,416	26,666	*
Thomas T. Eby	0	0	0	*
Randy W. Furr	4,184	133,767	137,951	*
Ahmed Nawaz	0	71,787	71,787	*
James P. Reid	3,879	74,533	78,412	*
All directors and executive officers as a group (11 persons)	95,006	645,952	740,958	1.19%

*	Less than one percent.
(1)	The number and percentage of shares beneficially owned is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any share which the individual has the right to acquire within 60 days of April 15, 2011, through the exercise of any stock option or the vesting of any restricted stock unit award. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(2)	Percent of class beneficially owned is based on 62,390,784 shares of Spansion Class A Common Stock outstanding as of April 15, 2011.
(3)	Mr. Mercadante is a managing member of SLS Upper GP and, as such, may be deemed to beneficially own the shares held by SLS Spansion (see Footnote 2 to the Security Ownership of Certain Beneficial Owners table on page 21). Mr. Mercadante, however, disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(4)	Mr. Shah is a managing member of SLS Upper GP and, as such, may be deemed to beneficially own the shares held by SLS Spansion (see Footnote 2 to the Security Ownership of Certain Beneficial Owners table on page 21). Mr. Shah, however, disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers (as defined under Section 16) and any persons holding more than ten percent of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Their initial report must be filed using the Securities and Exchange Commission’s Form 3 and they must report subsequent stock purchases, sales, option exercises and other changes using the Securities and Exchange Commission’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the Securities and Exchange Commission allows delayed reporting at year-end on the Securities and Exchange Commission’s Form 5. Officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities are required by Securities and Exchange Commission regulations to furnish us with copies of all reports they file pursuant to Section 16(a). We make the services of our legal department available to our officers and directors to assist them in meeting their filing obligations.

Based solely on our review of these reports and written representations from our directors and executive officers, we believe that during fiscal 2010, each of Spansion’s directors, executive officers and ten percent security-holders complied with all applicable Section 16(a) filing requirements except for Mr. Thomas T. Eby, who filed one late Form 4 due to an administrative error by Spansion.

EXECUTIVE OFFICERS

Mr. John H. Kispert’s biography is included with the other members of the Board of Directors on page 7.

Randy W. Furr, age 56, has served as Spansion’s Executive Vice President and Chief Financial Officer since June 2009. Mr. Furr has 30 years of experience in the technology sector and is an experienced financial and operations executive. Most recently, Mr. Furr held senior executive positions as Executive Vice President and Chief Financial Officer at Magellan Navigation, Inc. from August 2008 to June 2009, and as Chief Operating Officer and Chief Financial Officer at Aliph, a consumer Bluetooth telephony device company, from April 2008 to August 2008. Prior to that, Mr. Furr was at Adobe Systems, Inc., where he served as Senior Vice President, Business Process Improvement from May 2007 to January 2008, as Senior Vice President and Interim Chief Information Officer from November 2006 to May 2007, and as Executive Vice President and Chief Financial Officer from May 2006 to November 2006. Before joining Adobe Systems, Inc., Mr. Furr spent 13 years at Sanmina-SCI Corporation, an electronics manufacturing services provider, where he served as President and Chief Operating Officer from 1996 to 2005 and as Executive Vice President and Chief Financial Officer from 1992 to 1996. Mr. Furr served as a director of Sanmina-SCI Corporation from 1998 until 2005. Mr. Furr holds a Bachelor of Business Administration degree from the University of Oklahoma and is a certified public accountant.

James P. Reid, age 56, has served as Spansion’s Executive Vice President, Sales and Marketing, since September 2010. From March until May 2010, Mr. Reid served as Spansion’s Senior Vice President, Marketing and from May until September 2010, Mr. Reid served as Spansion’s Executive Vice President, Marketing. Mr. Reid brings 25 years of experience in senior management, sales and marketing, business development and semiconductors to his role. Prior to joining Spansion, he worked with several venture capital firms serving in executive and senior management positions at several semiconductor and software companies. Mr. Reid served as a general partner at Westport Partners, a venture capital firm, from October 2006 to March 2010. During his time at Westport, Mr. Reid also served as the Senior Vice President, Sales Marketing and Business Development, at DVDPlay Corp, a DVD rental kiosk development and manufacturing company, from October 2006 to August 2008, when the company was sold to NCR, a consumer service technology company. He served as President and CEO at Encentuate Corp, an enterprise identity and access management company, from December 2005 to October 2006, when the company was sold to IBM. Mr. Reid served as the Vice President, Worldwide Sales,

Business Development, Customer Care and Professional Services at Wolfe Ventures, a venture capital firm, and Liberty Venture Partners, a venture capital firm, from January 2003 to June 2005. Mr. Reid has also held key sales and marketing positions at Fujitsu Microelectronics, Adaptec, LSI Logic, AMD and Intel Corporation. Mr. Reid holds a Bachelor of Science degree from The University of California and a Master of Business Administration degree from Santa Clara University.

Ahmed Nawaz, age 61, has served as Spansion’s Executive Vice President, Wireless Solutions Group, since September 2010. From April 2010 until September 2010, Mr. Nawaz served as Spansion’s Executive Vice President, Worldwide Sales. From July 2009 until April 2010, Mr. Nawaz served as Spansion’s Executive Vice President, Worldwide Sales and Marketing. From November 2006 to July 2009, Mr. Nawaz was Spansion’s Executive Vice President, Wireless Solutions Division. Prior to joining Spansion, Mr. Nawaz was an independent management consultant from January 2006 to November 2006. From March 2001 to December 2005, he was Executive Vice President of worldwide sales at Agere Systems, an integrated circuit components company. Prior to that, Mr. Nawaz was President of Worldwide Sales, Strategy and Business Development, from April 2000 to March 2001, and President, Integrated Circuits Division, from June 1998 to April 2000, of Lucent’s Microelectronics and Communications Technologies Group. He joined AT&T in 1992 and moved to Lucent following its spin-off from AT&T in 1996. Mr. Nawaz also spent 14 years in various engineering, marketing and general management positions in Texas Instruments Incorporated’s semiconductor group. Mr. Nawaz has served as a director of Digi International, a supplier of wireless machine-to-machine and commercial grade device networking, since 2006. Mr. Nawaz holds a Master of Science degree in Electrical Engineering from the University of Missouri and a Master of Business Administration degree from Houston Baptist University.

Messrs. Kispert and Nawaz served as executive officers of Spansion at the time that we filed the voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis presents material information necessary to understand the objectives and policies of our compensation program for the following current and former executive officers of Spansion:

•	John H. Kispert, President and Chief Executive Officer

•	Randy W. Furr, Executive Vice President and Chief Financial Officer

•	Ahmed Nawaz, Executive Vice President, Wireless Solutions Group

•	James P. Reid, Executive Vice President, Sales and Marketing

•	Thomas T. Eby, Former Senior Vice President, Strategy and Communications

Throughout this discussion and in the subsequent tables, these individuals are referred to as the “Named Executive Officers” and the Compensation Committee of the Board of Directors is referred to as the “Compensation Committee.”

Business Highlights

On March 1, 2009, Spansion filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Chapter 11 Cases”). The Chapter 11 Cases have affected our compensation philosophy, strategy and programs for our employees, including our Named Executive Officers. On April 16, 2010, we received confirmation of our Plan of Reorganization from the U.S. Bankruptcy Court, and on May 10, 2010, we emerged from the Chapter 11 Cases. Upon our emergence from the Chapter 11 Cases, all of our existing equity securities, including all shares of our Class A Common Stock and stock option awards to purchase shares of our Class A Common Stock, were cancelled. From the beginning of fiscal 2010 through May 10, 2010, decisions regarding executive compensation were made by the former Board of Directors. Following emergence, the new Board of Directors and new Compensation Committee implemented a compensation program for the remainder of 2010. The compensation program is similar to our previous programs, and included merit increases for all employees (excluding the Named Executive Officers) and new short-term and long-term incentive programs.

When Spansion emerged from the Chapter 11 Cases, the Compensation Committee required the establishment of aggressive and challenging financial performance objectives for Spansion. A key objective in establishing these financial performance objectives is to ensure Spansion is positioned to deliver strong performance for our stockholders. Spansion’s actual 2010 performance results were assessed against these financial performance objectives when making compensation decisions for the Named Executive Officers.

Our executive officers successfully executed on the financial targets set for fiscal 2010 which were revenue (as defined in the Executive Incentive Plan (the “EIP”)) of $1.2 billion and operating profit margin (as defined in the EIP) of 13.9 percent. The actual fiscal 2010 revenue (as defined in the EIP) was $1.22 billion and the operating profit margin (as defined in the EIP) was 13.94 percent.

We have emerged from the Chapter 11 Cases a stronger company than when we entered bankruptcy. We believe we are well positioned to continue to deliver strong performance for our stockholders and customers.

Roles and Responsibilities

The role of the Compensation Committee is to oversee Spansion’s compensation strategies and programs for our executive officers, including total compensation for the Named Executive Officers. The role of Spansion’s management is to design Spansion’s executive compensation programs, policies and governance and make recommendations regarding these matters. Management is responsible for, among other things:

•	Reviewing the effectiveness of the compensation programs, including competitiveness and alignment with Spansion’s objectives;

•	Recommending changes to compensation programs, as may be required, to ensure achievement of all program objectives; and

•	Recommending salaries, bonuses and other awards for Named Executive Officers other than the Chief Executive Officer.

The Board of Directors and the Compensation Committee are each authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs. In fiscal 2010, the Board of Directors engaged Semler Brossy as its independent compensation consultants to advise it on matters related to executive compensation, general compensation programs and the establishment of a policy on equity award granting practices and guidelines as Spansion emerged from the Chapter 11 Cases. In providing guidance, Semler Brossy reviewed market data and best practices from both publicly traded companies as well as privately held companies to determine appropriate stock grant awards for the Named Executive Officers. In fiscal 2010, the Compensation Committee took into consideration the fact that none of the Named Executive Officers held stock or any other equity interest in Spansion at the time as a result of the Chapter 11 Cases. The emergence from the Chapter 11 Cases was viewed as a fresh start for purposes of granting equity awards to the Named Executive Officers in fiscal 2010.

In October 2010, the Compensation Committee engaged Radford, an Aon Hewitt Consulting Company (“Radford”) as its independent compensation consultant for fiscal 2011. Radford reports directly to the Compensation Committee, which has the sole authority to direct Radford’s work. The Compensation Committee conducted a detailed review of various firms and their qualifications and selected Radford to advise on executive compensation matters given its expertise in the technology industry and its knowledge of our peer companies. Radford provided the following services on behalf of the Compensation Committee:

•	Recommendations on composition of the peer group for 2011;

•	Compensation data relating to executives at the selected companies in the peer group;

•	A comprehensive review of the total compensation arrangements for all of our executive officers;

•	Advice on our executive officers’ compensation; and

•	Advice on the equity program design, including analysis of equity mix, aggregate share usage and target grant levels.

All other analyses related to executive compensation were conducted internally, relying primarily on data from Radford Associates, which provides compensation and benefits data specializing in the high technology sector. Internal analyses included gathering and analyzing data, and reviewing and advising on principal aspects of executive compensation. Base salaries and bonuses for executive officers were among the items reviewed.

Compensation Program Philosophy and Objectives

Spansion has a market-based, “pay for performance” compensation philosophy that is designed to both attract and retain talented Named Executive Officers while supporting our business strategy. In line with that philosophy, a significant percentage of the total potential compensation for the Named Executive Officers is performance-based. We do not have a pre-established policy or target for allocating between cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee periodically reviews relevant market data to determine the appropriate components of, and level for, the Named Executive Officers’ compensation.

The compensation program for the Named Executive Officers is designed to:

•	Recognize and reward executives for achieving both company and individual performance objectives in support of Spansion’s business strategy;

•	Provide competitive pay opportunities relative to the Compensation Peer Group;

•	Align the respective interests of the Named Executive Officers and our stockholders through compensation that varies based on achievement of financial objectives; and

•	Maintain flexible pay programs that can be modified to respond to changes in competitive trends and Spansion’s business strategy and financial position.

Generally, we set compensation for the Named Executive Officers in the same manner used to set compensation for our other executives. Details regarding the specific compensation for each of our Named Executive Officers are set forth in the Fiscal 2010 Summary Compensation Table beginning on page 40.

In preparation for decisions regarding compensation actions for each of the Named Executive Officers for the upcoming year, the Compensation Committee generally reviews tally sheets that reflect total current compensation, equity awards (vested and unvested) and benefits information. In addition, the Compensation Committee considers each Named Executive Officer’s performance, contributions, role and responsibilities, leadership abilities, growth potential and compensation relative to peers within Spansion. The Compensation Committee also considers the competitive market for comparable executives in the Compensation Peer Group. Following this review, the Compensation Committee sets the compensation for the Chief Executive Officer and for the other Named Executive Officers, taking into consideration the Chief Executive Officer’s compensation recommendations for each of the other Named Executive Officers.

Competitive Market Data

In April 2009, in light of the Chapter 11 Cases and Spansion’s changed business operations, Spansion engaged Watson Wyatt Worldwide Inc. to provide advice to management with regard to, among other things, the composition of a Compensation Peer Group. In June 2009, based on the review of, and recommendations presented by, Watson Wyatt, the Compensation Committee reviewed and approved the Compensation Peer Group to be used for benchmarking and for setting executive compensation for fiscal 2010. The Compensation Committee considered companies within the semiconductor industry that have revenue, net income, number of employees, market capitalization, location and scope of international operations similar to Spansion. Based on this review, seven companies were removed from our prior Compensation Peer Group and four companies were added. Amkor Technology, Conexant Systems, LSI Corporation, ON Semiconductor, RF Micro Devices, SMART Modular Technologies and Vishay Semiconductor were removed and Altera Corporation, International Rectifier, Intersil Corporation, and Numonyx B.V. were added.

The Compensation Committee established the Compensation Peer Group as follows:

• Altera Corporation • Atmel Corporation • Cypress Semiconductor Corporation • Fairchild Semiconductor Corporation • Integrated Device Technology, Inc. • International Rectifier Corporation	• National Semiconductor Corp. • Numonyx B.V. • SanDisk Corporation • Skyworks Solutions, Inc. • Intersil Corporation • Micron Technology

In October 2010, the Compensation Committee engaged Radford as its independent compensation consultant for fiscal 2011. Under the engagement, Radford made recommendations on a Compensation Peer Group for fiscal 2011. Similar to prior reviews, the Compensation Committee considered companies within the semiconductor industry that have revenue, net income, number of employees, market capitalization, location and scope of international operations similar to Spansion. Based on this review, two companies were removed from the fiscal 2010 Compensation Peer Group and eleven companies were added. Integrated Device Technology and Numonyx B.V. were removed and Atheros Communications, Cree, Inc., Linear Technology, LSI Corporation, Maxim Integrated Products, Microchip Technology, Omnivision Technologies, ON Semiconductor, RF Micro Devices, TriQuint Semiconductor and Xilinx, Inc. were added.

The Compensation Committee established the 2011 Compensation Peer Group as follows:

• Altera Corporation • Atheros Communications • Atmel Corporation • Cree, Inc • Cypress Semiconductor Corporation • Fairchild Semiconductor Corporation • International Rectifier	• Intersil Corporation • Linear Technology • LSI Corporation • Maxim Integrated Products • Microchip Technology • Micron Technology • National Semiconductor	• Omnivision Technologies • ON Semiconductor • RF Micro Devices • SanDisk Corporation • Skyworks Solutions • TriQuint Semiconductor • Xilinx, Inc.

The Compensation Committee continues to periodically review and update the Compensation Peer Group, as appropriate.

Market Positioning

Total compensation for the Named Executive Officers, taking into consideration the market data for base salary, bonus and equity awards, has historically been targeted between the 50th and 60th percentiles for compensation paid to similarly situated executives in the Compensation Peer Group. We set these targets slightly higher than the median compensation of executives in the Compensation Peer Group to better position Spansion to attract and retain highly qualified executive officers. Actual compensation may vary within a reasonable range of these targets based on additional factors, including current market conditions, corporate performance and individual performance.

Our incentive compensation, including cash and equity, is structured so that when our corporate performance meets or exceeds our established objectives Named Executive Officers have an opportunity to receive incentive compensation equal to or greater than comparable market targets. When our corporate performance does not meet our established objectives, Named Executive Officers receive incentive compensation that is generally below comparable market targets.

For fiscal 2010, total direct compensation for our Named Executive Officers was at or above our compensation targets, primarily because the Compensation Committee believed that establishing aggressive short-term and long-term incentive award targets was necessary to attract and retain the caliber of talent needed at Spansion to successfully emerge from the Chapter 11 Cases and provide the leadership necessary to move Spansion forward successfully. To ensure that any payouts earned through the short-term and long-term incentive programs provide appropriate alignment between pay and performance, the Compensation Committee established aggressive financial performance targets.

Equity awards that were granted following our emergence from the Chapter 11 Cases took into consideration the fact that the executive officers at Spansion did not hold any outstanding equity awards of, or other equity interests in, Spansion. When reviewing annual equity awards granted by the Compensation Peer

Group, the Compensation Committee took into consideration the fact that the majority of the executives at these peer companies held outstanding awards granted during prior years. Consequently, the total equity holdings of the Peer Group are greater than that which is reflected in our respective executive officers’ holdings.

The Compensation Committee believed that following our emergence from the Chapter 11 Cases above market equity awards were necessary to properly engage and incentivize the Named Executive Officers. To provide further incentive for performance and to align our stockholders’ interests with the Named Executive Officers’ objectives, the Compensation Committee has made the majority of the Named Executive Officers’ compensation based on corporate and individual performance. Further details are provided below in the “Short-Term Performance-Based Incentive Compensation” and the “Long-Term Equity-Based Incentive Compensation” sections.

Performance Evaluations

We generally conduct performance evaluations of all Spansion employees, including our Named Executive Officers. Employees at the director level and below receive quarterly evaluations while employees at the senior director level and above receive annual evaluations. As part of the evaluation of Named Executive Officers, we consider a number of performance criteria, including among other things, each Named Executive Officer’s ability to:

•	Meet specific performance objectives;

•	Set the strategy and direction of his organization, consistent with Spansion’s overall objectives; and

•	Effectively lead his or her organization.

The Chief Executive Officer evaluates the performance of each of the other Named Executive Officers, and presents the evaluations to the Compensation Committee for review and approval. The Compensation Committee performs an independent evaluation of the Chief Executive Officer’s performance with guidance from the independent compensation consultants.

2010 Executive Compensation Components

Spansion seeks to achieve the compensation program objectives, as provided in the “Compensation Program Philosophy and Objectives” section above through five principal compensation components:

•	Base salary;

•	Short-term performance-based incentive compensation;

•	Long-term equity-based incentive compensation;

•	Change of control agreements; and

•	Benefits.

The details of Spansion’s practices with respect to each of the components of the total rewards program are set forth below.

Base Salary

Spansion provides base salaries to compensate Named Executive Officers for services performed during the fiscal year. Each executive officer’s salary is intended to reflect the individual’s job responsibilities and value to Spansion in terms of expertise and performance, taking into account competitive market data and internal pay relationships. For our Named Executive Officers, base salaries generally were targeted at the 60th percentile of base salaries paid to similarly situated individuals in the Compensation Peer Group.

Following our emergence from the Chapter 11 Cases, base salaries were established using the criteria described above. Specifically, Mr. Kispert’s salary was reinstated on May 17, 2010, following a 10 percent reduction in October 2009. There were no changes in base salary for Messrs. Furr, Nawaz or Eby. Further details can be found in the Summary Compensation Table on page 40.

Name (1)	Base Salary as of December 28, 2009 ($)	Base Salary as of December 26, 2010 ($)
John H. Kispert	810,000	900,000
Randy W. Furr	440,000	440,000
Ahmed Nawaz	409,275	409,275
James P. Reid	N/A	370,000
Thomas T. Eby	396,309	N/A

Mr. Reid began his employment with Spansion in March 2010. Mr. Eby resigned from his employment with Spansion in September 2010.

Short-Term Performance-Based Incentive Compensation

The Key Employee Incentive Plan. The Key Employee Incentive Plan (“KEIP”) commenced in fiscal 2009 and carried over into fiscal 2010. The KEIP provided an incentive for eight key executives, including three Named Executive Officers (Messrs. Furr, Eby and Nawaz), to achieve specific financial metrics related to our emergence from the Chapter 11 Cases. The metrics were set at performance levels that we believed would be very difficult to achieve. The KEIP performance metric for 2010 was to achieve minimum adjusted EBITDA of $212 million as of April 1, 2010 for the preceding four fiscal quarters.

For KEIP purposes, adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for (i) any cost identified as bankruptcy or restructuring related including asset impairment, (ii) payments, expenses and settlement costs related to Spansion’s Japanese subsidiaries, and (iii) expenses or credits recorded on unconventional line items in GAAP Operating Income due to unforeseen accounting situations.

For 2010, payment of 35 percent of base salary would be made if the minimum performance was achieved. For EBITDA performance between $212 million and $265 million, an upside award of up to 30 percent of salary would have been earned with the amount of additional award earned calculated using straight line interpolation.

Spansion exceeded the metric for 2010, achieving adjusted EBITDA of $236.7 million. This performance resulted in a payout to each eligible Named Executive Officer of 49 percent of their respective eligible base salaries on May 21, 2010.

The table below describes for each eligible Named Executive Officer the target percentage of base salary, target amount attainable, maximum award amount and maximum award as a percent of base salary for that portion of the KEIP for 2010:

Named Executive Officer	Target Percent of Base Salary	Target Award Amount	Award as Percent of Base Salary		Actual Award Amount
Randy W. Furr	35%	$115,500	49	%(1)	$161,700
Ahmed Nawaz	35%	$159,163	49%		$222,828
Thomas T. Eby	35%	$154,120	49%		$215,768

(1)	Because Mr. Furr was not an employee of Spansion for the entire performance period of the KEIP, his base salary, for purposes of the award calculation, was 75 percent of his annual base salary.

The amounts of the KEIP awards for 2010 for Named Executive Officers are presented in the Non-Equity Incentive Plan Compensation column of the Fiscal 2010 Summary Compensation Table on page 40.

Upon emergence from the Chapter 11 Cases, the Compensation Committee approved and implemented two new annual cash incentive programs under which the Named Executive Officers had an opportunity to earn a cash award for fiscal 2010.

2010 Retention Awards. In order to ensure that Spansion retains our key employees during the first year following emergence from the Chapter 11 Cases, in part due to the cancellation of our stock program while the Chapter 11 Cases were pending, the Compensation Committee approved a retention award fund of $6 million. Award amounts were allocated to Spansion’s key employees based on their role, and included the Named Executive Officers. Awards are to be paid in two equal installments in November 2010 and May 2011, so long as the participants remain actively employed by Spansion and performance remains at an acceptable level. The first installment of the award was paid on November 5, 2010. The awards for our Named Executive Officers are shown in the table below:

Name	Total Retention Award ($)	November 5, 2010 Payment ($)	Remaining May 2011 Payment ($)
John H. Kispert	1,736,342	868,171	868,171
Randy W. Furr	868,170	434,085	434,085
Ahmed Nawaz	465,908	232,954	232,954
James P. Reid	483,732	241,866	241,866
Thomas T. Eby	N/A	N/A	N/A

Employee Incentive Plan

Objectives. Under the Employee Incentive Plan (“EIP”), cash incentive awards are paid contingent upon achievement of pre-established performance goals, which are generally set annually. The objectives of the EIP are to drive achievement of certain revenue and operating profit goals. When the objectives for both measures are achieved, the Named Executive Officers will be rewarded. Upon emergence from the Chapter 11 Cases, the Compensation Committee established specific performance goals and set threshold, target and maximum performance levels for these goals based upon our Board-approved internal operating plan for fiscal 2010.

Target Annual Incentive Opportunity. The Compensation Committee also set the target annual cash incentive opportunity for fiscal 2010 (expressed as a percentage of base salary earned during the year) for each Named Executive Officer, based on the peer group data analysis conducted internally with guidance from the external compensation consultants.

Performance Measures. The Compensation Committee determined that Named Executive Officers could only earn an award under the EIP for fiscal 2010 if Spansion achieves minimum revenue and operating profit margin objectives (described below). If Spansion exceeds the minimum revenue and operating profit margin objectives, Named Executive Officers could earn larger awards. The EIP provides the following formula for determining the fiscal 2010 cash incentive award for all Named Executive Officers, except the Chief Executive Officer.

Award = (Target Cash Incentive) x (Company Performance Multiplier) x (Individual Performance Modifier)

The formula in the EIP for determining the Chief Executive Officer’s fiscal 2010 cash incentive award is as follows:

Award = (Target Cash Incentive) x (Company Performance Multiplier)

In the above formulas:

•	Target Cash Incentive is base salary earned during the year multiplied by the Named Executive Officer’s cash target incentive percentage.

•

Company Performance Multiplier is Spansion’s percentage achievement of its revenue and operating profit margin objectives as reflected in a matrix (that was previously approved by the Compensation Committee). The Company Performance Multiplier ranges from 0 for achievement of results at or below the minimum objectives to 200 percent for achievement of results well above the minimum objectives. If any of the minimum objectives were not achieved, our Named Executive Officers would not have earned an annual cash incentive award for fiscal 2010.

•

Individual Performance Modifier is the Named Executive Officer’s achievement of his individual annual performance objectives, which were approved by the Compensation Committee and range from 50 percent to 150 percent. The Named Executive Officers’ individual annual performance objectives for fiscal 2010 generally required contributions to: achievement of corporate financial metrics, enhancement of customer relationships in order to positively affect net sales, implementation of next generation technology and development and implementation of Spansion’s long-term manufacturing strategy. Although individual participants may earn up to 150 percent of the award based on their individual performance, the maximum amount fundable for all EIP participants during the plan period is equal to the aggregate of the Target Cash Incentive multiplied by the Company Performance Multiplier for all participants.

Fiscal 2010 Payouts. The Compensation Committee set the corporate and individual goals under the EIP for fiscal 2010 with the expectation that the goals could only be achieved with considerable effort and alignment on the part of the management team. Therefore, maximum awards would reflect exceptional performance by the management team. Due to the significant effort of our management team, Spansion realized revenue (as defined in the EIP) of approximately $1.22 billion (101 percent of target) and operating profit margin (as defined in the EIP) of 13.94 percent (100 percent of target). These results yielded a corporate funding level of 100 percent of the target pool for the EIP (a Corporate Performance Multiplier of 100 percent for purposes of the formula above).

The Compensation Committee determined that our Named Executive Officers contributed significantly, as a team, to our success and our achievement of 100 percent of the Corporate Performance Multiplier in fiscal 2010. Therefore, the Compensation Committee approved the Individual Performance Modifier shown in the “Fiscal 2010 Executive Bonus Plan Target Cash Incentives” table below, reflecting the Named Executive Officer’s contributions in achieving these results. The target annual cash incentive opportunity amounts and actual cash incentive earned under the EIP for fiscal 2010 for each Named Executive Officer were as follows:

Named Executive Officer	Salary(1) ($)	Target Cash Incentive(2) (%)	Target Cash Incentive(3) ($)	Company Performance Multiplier(4) (%)	Individual Performance Modifier(4) (%)	Actual Award Amount(5) ($)
John H. Kispert	900,000	200	1,800,000	100	100	1,800,000
Randy W. Furr	440,000	125	550,000	100	100	550,000
Ahmed Nawaz	409,275	80	327,420	100	100	327,420
James P. Reid	297,014	80	237,611	100	100	237,611
Thomas T. Eby(6)	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Base salary earned during fiscal 2010 is shown. Mr. Reid’s base salary is prorated based on employment hire date.
(2)	Target cash incentive percentages approved by the Compensation Committee.
(3)	Target cash incentive amount is calculated based on base salary amounts earned during fiscal 2010.
(4)	Corporate Performance Multiplier and Individual Performance Modifier reviewed and approved by the Compensation Committee.
(5)	Determined using the EIP payout formula shown above.
(6)	Mr. Eby was not eligible for an award as he resigned from Spansion in September 2010.

Long-Term Equity-Based Incentive Compensation

Goals of Equity Compensation. A fundamental tenet of our compensation philosophy has been that equity participation by the Named Executive Officers creates a vital long-term partnership between the Named Executive Officers and our stockholders. We believe that equity-based compensation promotes equity ownership among the Named Executive Officers, drives performance toward the achievement of long-term stockholder value, provides balance to the awards provided under the EIP, and helps to promote the retention of the officers through vesting contingencies.

2010 Equity Incentive Award Plan. Upon Spansion’s emergence from the Chapter 11 Cases, the Board of Directors approved the 2010 Equity Incentive Award Plan (the “Stock Plan”). The fundamental tenet of this Stock Plan has not changed from the prior cancelled plans. We still believe that equity-based compensation promotes equity ownership among the Named Executive Officers, and drives performance toward the achievement of long-term stockholder value, which aligns the interests of the Named Executive Officers and our stockholders.

Types of Equity Compensation. The Compensation Committee, with input from management and our Chief Executive Officer, determined the mix of equity incentive awards to achieve the desired level of equity compensation and the desired performance and retention objectives. For fiscal 2010, the Compensation Committee determined that the appropriate equity mix for our executive officers, including our Named Executive Officers, was approximately 50 percent stock options and 50 percent performance-based restricted stock unit awards (“RSUs”), of which no less than 50 percent will be subject to time-based vesting. The equity mix reflects our Compensation Peer Group’s practices, while retaining a strong emphasis on corporate and individual performance (based on stock price appreciation for stock options, and the achievement of pre-established performance objectives for performance vesting RSU shares). Additional factors are indicated in the table below.

Type of Equity/Annual Award Value Allocation Percentage	Description	Objectives/Dilutive Effect	Vesting
Stock Options (50 percent)	Options to purchase Spansion Class A Common Stock with an exercise price equal to the closing market price of our Common Stock as reported on NYSE on the grant date(1); value to the Named Executive Officers depends on stock price appreciation above the exercise price	Provide strong reward for growth in our stock price, as the entire value of stock options depends on future stock price appreciation; provide a strong incentive for our Named Executive Officers to remain employed with us, as they require continuous employment while vesting; and have the highest relative dilutive effect	Vest 33 percent on the first anniversary of the grant date and then in equal monthly installments thereafter for the following two years

Performance-Based RSUs (50 percent)	Stock-settled RSUs subject to performance- and time-based vesting conditions; one-year performance period determines the total number of shares eligible to be earned, with significant benefits for overachievement and significant consequences for underachievement; No purchase cost to executive so always have value	Focus Named Executive Officers on annual performance goals supporting our corporate strategic plan while also providing a strong long-term performance and retention incentive, as they require continuous employment to vest; Provide moderate reward for growth in the stock price and use fewer shares than stock options, so less dilution	Vest over a four-year period, with 50 percent of the shares subject to performance goals in each of the four years commencing with the date of grant and a minimum of 50 percent of the shares subject to time-based vesting; If performance goals are not met in a particular year, the unvested shares will be carried forward and will be forfeited if not earned by the last performance year; If performance is above target in a particular year, up to 150 percent of the shares may be accelerated; Shares carried forward from prior years will be utilized before shares are accelerated

(1)	May 10, 2010 grants had an exercise price of $10.51, which was the valuation approved by the U.S. Bankruptcy Court. All subsequent and future stock option awards will have an exercise price equal to the closing market price reported on the New York Stock Exchange.

Award Opportunity. The Compensation Committee sets the target equity opportunity for each Named Executive Officer for fiscal 2010. The Compensation Committee’s decision to approve the 2010 equity awards was based primarily on an analysis of the Compensation Peer Group data and the advice of Semler Brossy. In addition, the Compensation Committee took into consideration the fact that as a result of Spansion’s bankruptcy proceedings the Named Executive Officers did not hold any outstanding equity awards of, or other equity interests in, Spansion, as well as the Named Executive Officer’s role, responsibilities, performance against goals and expected contributions to Spansion

Performance Measures. The Compensation Committee determined that in order for the Named Executive Officers to earn performance-based RSUs for fiscal 2010, Spansion must achieve certain revenue and operating profit margin objectives. Similar to the EIP, a matrix reflecting our percentage achievement of the revenue and operating profit margin objectives was used to determine the vesting multiplier, which ranged from 50 percent for achievement of results at or below the minimum objectives to 150 percent for achievement of results well above the minimum objective. If any of the minimum objectives had not been achieved, our Named Executive Officers would have earned solely 50 percent of the eligible shares. After the performance multiplier was determined, the amount of shares that vested under each Named Executive Officer RSU award was determined by multiplying 25 percent of the number of base shares of each Named Executive Officer’s RSU award by the performance multiplier.

Fiscal 2010 Performance-Based RSU Award Vesting. Due to the significant contributions made by our management team in fiscal 2010, Spansion achieved revenue (as defined in the EIP) of approximately $1.22 billion, which is 101 percent of the target, and operating profit margin (as defined in the EIP) of approximately 13.94 percent, which is 100 percent of the target. These results yielded a 100 percent multiplier for the vesting portion of the Named Executive Officers’ performance-based RSU awards on January 31, 2011.

The table below displays the fiscal 2010 stock option and performance-based RSU awards, for each Named Executive Officer, along with the January 31, 2011 performance-based RSU award vesting based on Spansion’s fiscal 2010 performance.

Named Executive Officer	May 10, 2010 Option Award (Shares)	May 10, 2010 Performance RSU Award (Shares)	Performance RSU Multiplier (%)	Performance RSUs vesting on January 31, 2011 (Shares)
John H. Kispert	802,606	431,775	100	107,943
Randy W. Furr	401,303	215,888	100	53,972
Ahmed Nawaz	215,362	115,140	100	28,785
James P. Reid	223,600	124,735	100	31,183
Thomas T. Eby(1)	122,980	66,206	N/A	N/A

(1)	Mr. Eby’s award was canceled when he resigned from Spansion in September 2010.

Change of Control Agreements

The Compensation Committee recognizes that from time to time Spansion may consider potential transactions that could result in a change of control of the ownership and management of Spansion. Therefore, the Compensation Committee determined that it is in the best interests of Spansion and its stockholders to provide the Named Executive Officers with an incentive in the form of certain benefits to maintain their focus and dedication to Spansion notwithstanding a possible transaction that could result in a change of control. Generally, change of control benefits for our Named Executive Officers are in the form of enhanced severance benefits as described for each of our Named Executive Officers below under the heading “Agreements with Executive Officers.” During 2009, we also were party to a change of control severance agreement with Mr. Nawaz that provided him with benefits in the amount of two times the aggregate of his base salary and his target bonus opportunity under the short-term incentive plan, accelerated vesting of equity awards and reimbursement for healthcare continuation coverage upon certain terminations of his employment following a change of control. Mr. Nawaz’ change of control severance agreement was terminated on April 10, 2010 in connection with the Chapter 11 Cases.

In May 2010, Messrs. Kispert and Furr entered into a change of control severance agreement with Spansion. In August 2010, Messrs. Nawaz, Reid and Mr. Eby entered into a new change of control severance agreement with Spansion. Under these double-trigger change of control severance agreements, the individuals will be entitled to receive a cash severance payment equal to 18-24 months base salary, accelerated vesting of all outstanding unvested equity awards, and payment of health coverage (medical, dental and vision) for the same period. Cash severance payments under the change of control severance agreements are to be paid in lump sum no later than 60 days after the effective date of the employment termination.

Additional details regarding our change of control severance agreements are set forth in the discussion under “Termination in Connection With a Change of Control” on page 43 and the tables that follow the discussion.

Benefits

Retirement Savings Plan. The Spansion Retirement Savings Plan (the “401(k) Plan”) is a tax-qualified 401(k) plan to which all U.S. employees may contribute on a before-tax basis up to the lesser of 89 percent of eligible pay or the contribution limit prescribed by the Internal Revenue Code. Prior to February 2009, Spansion contributed to each employee’s 401(k) account $0.50 on each $1 of pay deferred by employees under the 401(k) Plan. Spansion’s contributions were capped at three percent of the employee’s pay. In February 2009, Spansion determined that it was in the best interest of the shareholders to suspend the Spansion matching contribution to each employee’s 401(k) account.

In May 2010, Spansion reinstated its 401(k) matching program. Depending upon Spansion’s performance against revenue and profit objectives, Spansion contributes to each employee’s 401(k) account $0.50 on each $1 of pay deferred by employees under the 401(k) Plan. Assuming Spansion meets its stated financial goals, the maximum Spansion contribution is three percent of the employee’s eligible pay. Should Spansion’s performance reach maximum levels, the Spansion contribution increases to up to six percent of the employee’s eligible pay. In August 2010, Spansion added a Roth 401(k) component to the Plan. Employees may contribute to either the 401(k) or the Roth, or both, up to the annual IRS maximum limit for the year. All contributions to the 401(k) Plan, including Spansion’s matching contributions, are fully vested at the time the contribution is made.

Executive Deferred Compensation Program. The Named Executive Officers, as well as our other U.S. executives, were eligible to participate in the Spansion Executive Deferred Compensation (“EDC”) Plan, which we put in place to mitigate the impact of the Named Executive Officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by the Internal Revenue Code. None of the Named Executive Officers participated in the EDC Plan in 2010. The EDC Plan was terminated in April 2010.

Life and Long-Term Disability Insurance. We provide the Named Executive Officers who are employed in the U.S. with life insurance such that the executive officer’s beneficiary will receive a death benefit of up to three times the executive’s annual salary, up to a maximum of $3 million. In addition, the Named Executive Officers are eligible to participate in our Executive Long-Term Disability Plan, which pays up to $20,000 a month if an executive is unable to work due to a disability.

Health and Welfare and Other Benefits. Spansion offers health and welfare benefits, in accordance with applicable local regulations and competitive practice, to employees in all of the countries in which we operate. During fiscal 2010, the Named Executive Officers were eligible to participate in those plans offered in their respective work locations. In 2010, Spansion discontinued the vacation benefit for our U.S. executives. Residual vacation balances will be exhausted over time, with any balance paid out at termination. No adjustments to salary were made as a result of the elimination of these plans. We may offer relocation benefits to employees when their job requires relocation. In the event that an executive officer voluntarily terminates his or her employment, additional benefits may be provided based on the circumstances of the termination as discussed on page 42 under “Potential Payments upon Termination, a Change of Control or Other Events.” Named Executive Officers who are terminated may be required to repay to Spansion a portion of any relocation benefits, sign-on bonus or retention bonus, depending on the terms of their agreement with Spansion.

Tax and Accounting Implications

$1 Million Deduction Limit. Section 162(m) of the Internal Revenue Code generally limits a tax deduction to public corporations for certain executive compensation in excess of $1 million per fiscal year. Certain types of compensation are deductible only if performance criteria are approved by stockholders. The Compensation Committee will endeavor to structure compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. While the Compensation Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, certain compensation paid by Spansion in the future may not be fully deductible under Section 162(m). Equity awards granted to the Chief Executive Officer and certain other Named Executive Officers in fiscal 2010 generally will not be deductible.

Accounting for Equity-Based Compensation. Spansion accounts for equity-based awards in accordance with the requirements of FASB ASC Topic 718, “Compensation-Stock Compensation.”

Impact of Section 409A. To avoid adverse 409A impact, Spansion does not grant stock options to U.S. employees with an exercise price less than the fair market value of Spansion’s Class A Common Stock on the date of grant.

Agreements with Executive Officers

John H. Kispert

On February 2, 2009, the Board appointed Mr. Kispert as our President and Chief Executive Officer. In addition, the Board appointed Mr. Kispert to serve as a Class III member of the Board of Directors (as a Class A director). On February 12, 2009, we entered into an employment offer letter (the “Offer Letter”) with Mr. Kispert, pursuant to which he is entitled to compensation of $75,000 per month. We paid Mr. Kispert a nonrefundable advance of four months’ salary. Mr. Kispert also (i) receives benefits, including medical, dental, life and disability coverage; and (ii) may participate in our 401(k) retirement savings plan as long as such a plan remains generally available to Spansion. In addition, Mr. Kispert was entitled to a bonus of $1.75 million upon the first to occur of either of the following transactions (each a “Transaction”):

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A merger or consolidation of Spansion with any other corporation which constitutes a change in ownership of the securities of Spansion representing more than fifty percent (50 percent) of the total voting power represented by Spansion’s then outstanding securities, other than a merger or consolidation which would result in holders of our pre-transaction debts generally holding at least fifty percent (50 percent) of the total voting power represented by the voting securities of Spansion or such surviving entity outstanding immediately after such merger or consolidation; or

•

The sale, lease or other disposition by Spansion of all or substantially all of our assets, which occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than eighty-five percent (85 percent) of the total fair market value of all of our assets immediately prior to such acquisition or acquisitions;

provided, however, that the payment of such bonus was subject to certain additional conditions as set forth in the Offer Letter.

On July 9, 2009, the Board of Directors approved an amendment (the “Amendment”) to the Offer Letter. Under the Amendment, Mr. Kispert is entitled to a bonus in the amount of $1.75 million upon either Spansion’s successful closing of a Transaction or the U.S. Bankruptcy Court’s confirmation of the Plan of Reorganization (which occurred on April 16, 2010), provided that such Transaction or Plan of Reorganization confirmation occurred on or prior to March 31, 2010. Because of unexpected delays in obtaining the U.S. Bankruptcy Court’s confirmation of the Plan of Reorganization which were not within Mr. Kispert’s control, we filed a motion with the U.S. Bankruptcy Court seeking to extend the March 31, 2010 deadline for completion to May 31, 2010. Our motion was approved by the U.S. Bankruptcy Court and the $1.75 million bonus was paid to Mr. Kispert on May 28, 2010.

On October 8, 2009, the Compensation Committee approved a proposal made by Mr. Kispert to implement a ten percent reduction in the base salary of Mr. Kispert and other executives, effective October 19, 2009. On May 17, 2010, the Compensation Committee approved an increase in Mr. Kispert’s base salary, reinstating it to the original level. In May 2010, we entered into a change of control severance agreement with Mr. Kispert described below.

Randy W. Furr

On June 4, 2009, we entered into an employment offer letter (the “Offer Letter”) with Mr. Furr in connection with his appointment as Spansion’s Executive Vice President and Chief Financial Officer, effective as of June 29, 2009. Pursuant to the Offer Letter, Mr. Furr is entitled to compensation of $36,667 per month. Mr. Furr also (i) receives benefits, including medical, dental, life and disability coverage; (ii) participate in Spansion’s 401(k) retirement savings plan; and (iii) may participate in any executive incentive plan that we adopt. The Offer Letter provided Mr. Furr with a target bonus opportunity in Spansion’s executive incentive plan. The Offer Letter’s bonus provisions were superseded by the incentive programs adopted by Spansion upon its emergence from bankruptcy. In May 2010, we entered into a change of control severance agreement with Mr. Furr described below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Raymond Bingham, Chair

Hans Geyer

Ajay Shah

Fiscal 2010 Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal year ended December 26, 2010. No defined benefit pension plan was offered to the Named Executive Officers in fiscal 2010, and none of the Named Executive Officers elected to defer compensation under our EDC Plan in fiscal 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
John H. Kispert	2010	865,385		4,537,955	4,045,295	4,418,171	1,560	13,868,366
President and Chief Executive Officer	2009	796,155	—	—	—	—	8,400	804,555

Randy W. Furr	2010	440,000		2,268,983	2,022,647	1,145,785	6,700	5,884,115
Executive Vice President and Chief Financial Officer	2009	220,000	—	—	—	115,500	515	336,015

Ahmed Nawaz	2010	409,275	—	1,210,121	1,085,468	783,202	7,530	3,495,596
Executive Vice President, Wireless Solutions Group	2009	440,758	—	—	—	159,163	6,069	605,990
	2008	437,391	—	108,720	119,556	—	39,013	704,680

James P. Reid(6)	2010	295,961	—	1,310,965	1,126,989	479,477	573	3,213,965
Executive Vice President, Sales and Marketing

Thomas T. Eby(7)	2010	322,382	—	695,825	619,844	215,768	31,366	1,885,185
Former Executive Vice President, Strategy and Communications	2009	419,173	—	—	—	154,120	6,082	579,375
	2008	423,533	—	108,720	119,556	—	34,792	686,601

(1)	The amounts shown in the Salary column reflect 52 weeks of salary in each of fiscal 2008, 2009, and 2010 for the Named Executive Officers who were employed by Spansion for the full fiscal years. All Named Executive Officers were employed for the full years except as noted.
(2)	The amounts shown in the Stock Awards column reflect the aggregate grant date fair value for stock awards granted during fiscal years ended December 28, 2008 and December 26, 2010. No Stock Awards were granted in fiscal year ended December 27, 2009.
(3)	The amounts shown in the Option Awards column reflect the aggregate grant date fair value for non-qualified stock option awards granted during fiscal years ended December 28, 2008 and December 26, 2010. No Option Awards were granted in fiscal year ended December 27, 2009.
(4)	The amounts shown for 2010 are the aggregate of the following:

Named Executive Officer	Emergence Bonus Per Agreement ($)	Key Employee Incentive Plan ($)	Employee Retention Award ($)	Employee Incentive Plan ($)	Total Awards for 2010 ($)
John H. Kispert	1,750,000		868,171	1,800,000	4,418,171
Randy W. Furr		161,700	434,085	550,000	1,145,785
Ahmed Nawaz		222,828	232,954	327,420	783,202
James P. Reid			241,866	237,611	479,477
Thomas T. Eby		215,768			215,768

(5)	The amounts shown in the All Other Compensation column include the following:
•	Matching 401(k) contributions in fiscal 2010 for Messrs. Furr and Nawaz of $5,669 and $6,750, respectively.
•	Payment of Mr. Eby’s accrued but unused vacation time upon termination in the amount of $30,670.
(6)	Mr. Reid began his employment with Spansion on March 8, 2010.
(7)	Mr. Eby resigned as Executive Vice President, Strategy and Communications effective September 24, 2010.

Grants of Plan-Based Awards for Fiscal 2010

The table below summarizes all grants of plan-based awards to all Named Executive Officers during fiscal 2010, which ended on December 26, 2010. The stock options and the unvested portion of the restricted stock unit awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2010 Year-End Table on page 42.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
		Threshold ($)	Target ($)	Maximum ($)
John H. Kispert	—		1,750,000	—
			1,800,000	3,600,000
			868,171	—
	5/10/2010	—	—	—	—	802,606	10.51	4,045,295
	5/10/2010	—	—	—	431,775	—	00.00	4,537,955
Randy W. Furr	—	—	115,500	214,500
			550,000	1,100,000
			434,085	—
	5/10/2010	—	—	—	—	401,303	10.51	2,022,647
	5/10/2010	—	—	—	215,888	—	00.00	2,268,983
Ahmed Nawaz	—		159,163	295,588
			327,420	654,840
			232,954	—
	5/10/2010	—	—	—	—	215,362	10.51	1,085,468
	5/10/2010	—	—	—	115,140	—	00.00	1,210,121
James P. Reid	—		237,611	475,222
			241,866	—
	5/10/2010	—	—	—	—	223,600	10.51	1,126,989
	5/10/2010	—	—	—	124,735	—	00.00	1,310,965
Thomas T. Eby	—		154,120	215,768
			317,047	634,094
			133,026	—
	5/10/2010	—	—	—	—	122,980	10.51	619,844
	5/10/2010	—	—	—	66,206	—	00.00	695,825

(1)	Reflect the target and maximum target bonus amounts for fiscal 2010 performance under the short-term performance-based incentive compensation plans, as described in “Compensation Discussion and Analysis—Short-Term Performance-Based Incentive Compensation.” The actual bonus amounts were determined by the Compensation Committee in January 2011 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2010 Summary Compensation Table.
(2)	For Mr. Kispert includes: target emergence bonus; target and maximum EIP; and target retention award. For Messrs. Furr, Nawaz and Eby includes: target and maximum KEIP; target and maximum EIP; and target retention award. For Mr. Reid includes: target and maximum pro-rated EIP and target retention award.
(3)	The restricted stock unit awards vest over a four-year period, with 25 percent of each target award (base shares) subject to performance goals in each of the four fiscal years commencing with the date of grant, with a minimum of 50 percent of base shares vesting over a four-year period. If performance goals are not met in a particular year, the shares will be carried forward and will be forfeited if not earned by the last performance year. If performance is above target in a particular year, up to 150 percent of base shares may be accelerated. Shares carried forward from prior years will be utilized before shares are accelerated.
(4)	The stock options vest over a three-year period with one-third of the shares vesting on May 10, 2011, and the remaining shares vesting in equal installments over the remaining 24 months.
(5)	Reflects the grant date fair value of each stock option and restricted stock unit award computed in accordance with FASB ASC Topic 718. The assumption used in valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2010, filed with the Securities Exchange Commission on February 23, 2011. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.

Outstanding Equity Awards at Fiscal 2010 Year-End

The table below summarizes the outstanding Spansion equity awards held and exercisable by Named Executive Officers at the end of fiscal 2010. Mr. Eby does not appear in the chart below because his employment terminated before fiscal 2010 year-end and the equity awards made to him in 2010 were forfeited upon the termination of his employment.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Name	Exercisable	Unexercisable
John H. Kispert	—	802,606	(3)	$10.51	05/10/2017	431,775	(4)	8,695,949
Randy W. Furr	—	401,303	(3)	$10.51	05/10/2017	215,888	(4)	4,347,984
Ahmed Nawaz	—	215,362	(3)	$10.51	05/10/2017	115,140	(4)	2,318,920
James P. Reid	—	223,600	(3)	$10.51	05/10/2017	124,735	(4)	2,512,163

(1)	Each restricted stock unit represents a contingent right to receive one share of Spansion Class A Common Stock. There is no exercise price.
(2)	Based on closing price of $20.14 of Spansion Class A Common Stock on December 23, 2010, the last business day of fiscal 2010.
(3)	The stock option was granted on May 10, 2010 and vests over a three-year period with one-third of the shares vesting on May 10, 2011, and the remaining shares vesting in equal quarterly installments over the remaining 24 months.
(4)	The restricted stock unit award was granted on May 10, 2010, and vests over a four-year period, with 25 percent of each target award (base shares) subject to performance goals in each of the four fiscal years commencing with the date of grant, with a minimum of 50 percent of base shares vesting over a four-year period. If performance goals are not met in a particular year, the shares will be carried forward and will be forfeited if not earned by the last performance year. If performance is above target in a particular year, up to 150 percent of base shares may be accelerated. Shares carried forward from prior years will be utilized before shares are accelerated.

Option Exercises and Stock Vested for Fiscal 2010

There were no Spansion stock option exercises by or restricted stock unit award vesting for Named Executive Officers during fiscal 2010.

Executive Deferred Compensation Program for Fiscal 2010

Our executive officers, and our other executives, who are located in the United States were eligible to participate in the Spansion Executive Deferred Compensation Plan (the “EDC Plan”). None of our executive officers participated in the EDC Plan and it was terminated in April 2010.

Potential Payments upon Termination, a Change of Control or Other Events

Following is a general discussion of the compensation available to our Named Executive Officers in the event an executive’s employment terminates. The actual payments can be determined only at the time of the executive’s separation from Spansion. For purposes of illustration, however, tables below reflect the compensation Spansion would have provided to the Named Executive Officers had their employments terminated effective December 26, 2010. No table is presented for Mr. Eby because his employment terminated effective September 24, 2010 following his resignation, and no severance benefits were paid to him.

Termination for Any Reason

When employment terminates for any reason, each Named Executive Officer is entitled to receive compensation earned during the time the executive was employed. Such compensation includes:

•	Compensation earned during the fiscal year;

•	Vested equity awards issued under any Spansion equity plan pursuant to the applicable terms and conditions of each award;

•	Amounts deferred under the EDC Plan;

•	Benefits accrued under Spansion’s Retirement Savings Plan; and

•	Accrued unused vacation pay.

Termination Due to Death

In the event employment termination is due to death, in addition to compensation listed above under “Termination for Any Reason,” each Named Executive Officer’s beneficiary receives all or a pro-rata portion of the payment he or she would otherwise have been entitled to receive under the short-term incentive plans, as long as the Named Executive Officer was an active participant in the plan for at least six months of the plan year, life insurance benefits, and if eligible, a survivor income benefit.

Termination Due to Disability

In the event employment is terminated due to a disability, in addition to compensation listed above under “Termination for Any Reason,” each Named Executive Officer is eligible to receive benefits under the Spansion disability plans in which he or she participated at the time of the termination

Involuntary Termination in Connection with a Reduction in Force

In the event employment termination is involuntary due to a reduction in force, in addition to any compensation due under “Termination for Any Reason” listed above, each Named Executive Officer receives a lump sum severance payment equivalent to two months of COBRA medical insurance premiums (grossed up to cover taxes).

Termination in Connection With a Change of Control

In fiscal 2010, the Board of Directors approved a form of double-trigger change of control severance agreement for Messrs. Kispert and Furr on May 10, 2010 (the “CEO and CFO Agreement”) and the Compensation Committee approved a second form of double-trigger change of control agreement for other Named Executive Officers on August 20, 2010 (the “Other Executive Agreement,” together with the CEO and CFO Agreement, the “COC Agreements”) that would provide an incentive to executive officers for their continued service up to and after a change of control.

Under the CEO and CFO Agreement, if within 12 months following a change of control (as described below), the executive’s employment was terminated by Spansion or its successor other than for Cause (as defined in the CEO and CFO Agreement) or by reason of death or disability, or if the officer terminated employment for Good Reason (as defined in the CEO and CFO Agreement), in addition to the compensation listed above under the heading “Termination of Employment for Any Reason,” the following would have occurred:

•

The executive officer would have received a lump sum payment equal to the executive’s monthly base salary immediately prior to employment termination multiplied by 18, if the termination of employment occurs within 24 months of the commencement of the executive’s employment, or multiplied by 24, if the termination of employment occurs after the 24 month anniversary of the executive’s commencement of employment with Spansion;

•	Acceleration of all unvested equity granted to the executive officer under any Spansion equity incentive plan and held by the executive at the termination date; and

•

Payment of premiums incurred by the executive and the executive’s dependents for medical and dental COBRA continuation coverage as of the termination date, and ending 18 months from the termination date if it occurs within 24 after the 24 month anniversary of the executive’s commencement of employment with Spansion.

Under the Other Executive Agreements, if, within 120 days prior to the occurrence of a Change of Control or within 12 months following the occurrence of a change of control, the executive’s employment is terminated involuntarily by Spansion other than for Cause (as defined in the Other Executive Agreements) or by the Executive pursuant to a voluntary termination for Good Reason (as defined in the Other Executive Agreements), in addition to the compensation listed above under the heading “Termination of Employment for Any Reason,” the following would have occurred:

•	The executive officer would have received a lump sum payment equal to the executive’s monthly base salary immediately prior to employment termination multiplied by 24;

•	Acceleration of all unvested equity granted to the executive officer under any Spansion equity incentive plan and held by the executive at the termination date; and

•

Payment of premiums incurred by the executive and the executive’s dependents for medical and dental COBRA continuation coverage as of the termination date, and ending 24 months from the termination date.

Generally, under the COC Agreements, a change of control is conclusively presumed to have occurred on:

•

The closing of a business combination (such as a merger or consolidation) of Spansion with any other corporation or other type of business entity (such as a limited liability company), other than a business combination consummated in connection with Spansion’s emergence from bankruptcy or which would result in the voting securities of Spansion outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the total voting power represented by the voting securities of Spansion or such controlling surviving entity outstanding immediately after such business combination; or

•

The sale, lease, exchange or other transfer or disposition by Spansion of all or substantially all (more than seventy percent) of Spansion’s assets by value, other than in connection with Spansion’s liquidation or dissolution as a result of its bankruptcy; or

•

An acquisition of any Spansion voting securities by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent or more of the combined voting power of Spansion’s then outstanding voting securities, other than any such acquisition arising out of Spansion’s emergence from bankruptcy.

In the event that the severance payments and benefits payable under the COC Agreements trigger excise taxation under Sections 280G and 4999 of the Internal Revenue Code, the severance will be either (1) paid in full, or (2) reduced so the Named Executive Officer is not subject to excise taxation, whichever results in the Named Executive Officer’s receipt of the greatest after–tax severance amount. The COC Agreements do not include any tax gross-up provisions, whether in connection with the Sections 280G and 4999 of the Internal Revenue Code, or otherwise.

The forms of the COC Agreements have been filed with the Securities and Exchange Commission.

The following tables show the potential payments that would have been made to each of the Named Executive Officers, other than Mr. Eby, who resigned his employment in September 2010 and received no termination benefits, if their respective employment with us had terminated as of December 26, 2010.

John H. Kispert

Executive Benefits and Payments Upon Termination as of December 26, 2010	Voluntary Termination	Involuntary Not for Cause Termination (Reduction in Force)	For Cause Termination	Involuntary, for Good Reason, Death or Disability Following Change of Control Within 12 Months		Death		Disability
Compensation:
Base Salary	—	—	—	$1,350,000	(1)	—		—
Short-term Incentive	—	—	—	—		$1,800,000	(2)	—
Long-term Incentive
Stock Options—Unvested and Accelerated	—	—	—	$7,729,096	(3)	—		—
Restricted Stock Units—Unvested and Accelerated	—	—	—	$8,695,949	(3)	—		—
Subtotal:	—	—	—	$17,775,044		$1,800,000		—
Benefits:
Post-Employment Health Insurance (COBRA)	—	$5,928	—	$53,351	(4)	—		—
Life Insurance Proceeds	—	—	—	—		$2,000,000		—
AD&D						$500,000
Survivor Income Benefit	—	—	—	—		$4,000		—
Accrued Vacation Pay	$15,966	$15,966	$15,966	$15,966		$15,966		$15,966
Subtotal:	$15,966	$21,894	$15,966	$69,317		$2,519,966		$15,966
Vested Benefits:
Stock Awards	—	—	—	—		—		—
Retirement Savings Plan	$58,563	$58,563	$58,563	$58,563		$58,563		$58,563
Subtotal:	$58,563	$58,563	$58,563	$58,563		$58,563		$58,563
TOTAL	$74,529	$80,457	$74,529	$17,902,924		$4,378,529		$74,529

(1)	Mr. Kispert was eligible to receive 18 months of salary upon termination as described under “Termination in Connection with a Change of Control” above. He is eligible to receive 24 months of salary as of February 2, 2011.
(2)	Mr. Kispert was eligible to receive an Employee Incentive Plan award based on Spansion performance. This was paid on February 25, 2011 for 2010 performance and is included in the Fiscal 2010 Summary Compensation Table, Non-Equity Incentive Plan Compensation.
(3)	Equity value is calculated based on the fair market value of $20.14 on December 23, 2010, which was the last business day of fiscal 2010.
(4)	Mr. Kispert was eligible for 18 months of post-employment health care coverage. He is eligible for 24 months of post-employment health care coverage as of February 2, 2011.

Randy W. Furr

Executive Benefits and Payments Upon Termination as of December 26, 2010	Voluntary Termination	Involuntary Not for Cause Termination (Reduction in Force)	For Cause Termination	Involuntary, for Good Reason, Death or Disability Following Change of Control Within 12 Months		Death		Disability
Compensation:
Base Salary	—	—	—	$660,000	(1)	—		—
Short-term Incentive	—	—	—	—		$550,000	(2)	—
Long-term Incentive
Stock Options—Unvested and Accelerated	—	—	—	$3,864,548	(3)	—		—
Restricted Stock Units—Unvested and Accelerated	—	—	—	$4,347,984	(3)	—		—
Subtotal:	—	—	—	$8,872,532		$550,000		—
Benefits:
Post-Employment Health Insurance (COBRA)	—	$4,295	—	$38,654	(4)	—		—
Life Insurance Proceeds	—	—	—	—		$1,321,000		—
AD&D						$750,000
Survivor Income Benefit	—	—	—	—		$4,000		—
Accrued Vacation Pay	$6,647	$6,647	$6,647	$6,647		$6,647		$6,647
Subtotal:	$6,647	$10,942	$6,647	$45,301		$2,081,647		$6,647
Vested Benefits:
Stock Awards	—	—	—	—		—		—
Retirement Savings Plan	$39,709	$39,709	$39,709	$39,709		$39,709		$39,709
Subtotal:	$39,709	$39,709	$39,709	$39,709		$39,709		$39,709
TOTAL	$46,356	$50,651	$46,356	$8,957,542		$2,671,356		$46,356

(1)	Mr. Furr was eligible to receive 18 months of salary upon termination as described under “Termination in Connection with a Change of Control” above. He will be eligible to receive 24 months of salary as of June 29, 2011.
(2)	Mr. Furr was eligible to receive an Employee Incentive Plan award based on Spansion performance. This was paid on February 25, 2011 for 2010 performance and is included in the Fiscal 2010 Summary Compensation Table, Non-Equity Incentive Plan Compensation.
(3)	Equity value is calculated based on the fair market value of $20.14 on December 23, 2010, which was the last business day of fiscal 2010.
(4)	Mr. Furr was eligible for 18 months of post-employment health care coverage. He will be eligible for 24 months of post-employment health care coverage on June 29, 2011.

Ahmed Nawaz

Executive Benefits and Payments Upon Termination as of December 26, 2010	Voluntary Termination	Involuntary Not for Cause Termination (Reduction in Force)	For Cause Termination	Involuntary or for Good Reason Following Change of Control Within 12 Months		Death		Disability
Compensation:
Base Salary	—	—	—	$818,550	(1)	—		—
Short-term Incentive	—	—	—	—		$327,420	(2)	—
Long-term Incentive
Stock Options—Unvested and Accelerated	—	—	—	$2,073,936	(3)	—		—
Restricted Stock Units—Unvested and Accelerated	—	—	—	$2,318,920	(3)	—		—
Subtotal:	—	—	—	$5,211,406		$327,420		—
Benefits:
Post-Employment Health Insurance (COBRA)	—	$4,295	—	$51,538	(4)	—		—
Life Insurance Proceeds	—	—	—	—		$1,000,000		—
Survivor Income Benefit	—	—	—	—		$4,000		—
Accrued Vacation Pay	$20,135	$20,135	$20,135	$20,135		$20,135		$20,135
Subtotal:	$20,135	$24,430	$20,135	$71,673		$1,024,135		$20,135
Vested Benefits:
Stock Awards	—	—	—	—		—		—
Retirement Savings Plan	$112,464	$112,464	$112,464	$112,464		$112,464		$112,464
Subtotal:	$112,464	$112,464	$112,464	$112,464		$112,464		$112,464
TOTAL	$132,599	$136,894	$132,599	$5,395,543		$1,464,019		$132,599

(1)	Mr. Nawaz was eligible to receive 24 months of salary upon termination as described under “Termination in Connection with a Change of Control” above.
(2)	Mr. Nawaz was eligible to receive an Employee Incentive Plan award based on Spansion performance. This was paid on February 25, 2011 for 2010 performance and is included in the Fiscal 2010 Summary Compensation Table, Non-Equity Incentive Plan Compensation.
(3)	Equity value is calculated based on the fair market value of $20.14 on December 23, 2010, which was the last business day of fiscal 2010.
(4)	Mr. Nawaz was eligible for 24 months of post-employment health care coverage.

James P. Reid

Executive Benefits and Payments Upon Termination as of December 26, 2010	Voluntary Termination	Involuntary Not for Cause Termination (Reduction in Force)	For Cause Termination	Involuntary or for Good Reason Following Change of Control Within 12 Months		Death		Disability
Compensation:
Base Salary	—	—	—	$740,000	(1)	—		—
Short-term Incentive	—	—	—	—		$237,611	(2)	—
Long-term Incentive
Stock Options—Unvested and Accelerated	—	—	—	$2,153,268	(3)	—		—
Restricted Stock Units—Unvested and Accelerated	—	—	—	$2,512,163	(3)	—		—
Subtotal:	—	—	—	$5,405,431		$237,611		—
Benefits:
Post-Employment Health Insurance (COBRA)	—	$5,928	—	$71,135	(4)	—		—
Life Insurance Proceeds	—	—	—	—		$1,111,000		—
Survivor Income Benefit	—	—	—	—		$4,000		—
Accrued Vacation Pay	$1,480	$1,480	$1,480	$1,480		$1,480		$1,480
Subtotal:	$1,480	$7,408	$1,480	$72,615		$1,116,480		$1,480
Vested Benefits:
Stock Awards	—	—	—	—		—		—
Retirement Savings Plan	—	—	—	—		—		—
Subtotal:	—	—	—	—		—		—
TOTAL	$1,480	$7,408	$1,480	$5,478,046		$1,354,091		$1,480

(1)	Mr. Reid was eligible to receive 24 months of salary upon termination as described under “Termination in Connection with a Change of Control” above.
(2)	Mr. Reid was eligible to receive a prorated Employee Incentive Plan award based on Spansion performance. This was paid on February 25, 2011 for 2010 performance and is included in the Fiscal 2010 Summary Compensation Table, Non-Equity Incentive Plan Compensation.
(3)	Equity value is calculated based on the fair market value of $20.14 on December 23, 2010, which was the last business day of fiscal 2010.
(4)	Mr. Reid was eligible for 24 months of post-employment health care coverage.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance under Spansion’s 2010 Equity Incentive Award Plan as of December 26, 2010.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	5,996,517	(1)	10.93	511,731
Equity compensation plans not approved by security holders	—		—	—
Total	5,996,517			511,731

(1)	Includes 3,027,943 shares issuable upon exercise of outstanding stock options and 2,968,574 shares issuable upon vesting of outstanding restricted stock units. The 2010 Equity Incentive Award Plan contains a provision that provides for automatic increases to the authorized number of shares to occur on January 1 of each year equal to the least of 7,000,000 shares or a percentage of the shares outstanding as follows: 7 percent on January 2, 2011; 6 percent on January 2, 2012; 4.5 percent on January 1, 2013; and 3.5 percent thereafter. Does not include the increase of 4,321,911 shares that occurred on January 1, 2011, pursuant to the Plan’s automatic increase provision.

ITEM 2—AMENDMENTS OF OUR CERTIFICATE OF INCORPORATION WITH RESPECT TO THE SIZE OF THE BOARD OF DIRECTORS

We are requesting your approval to amend our Amended and Restated Certificate of Incorporation to allow our Board of Directors greater flexibility in setting the size of the Board. The text of the amendments to existing sections of our Amended and Restated Certificate of Incorporation is set forth below in this discussion.

Our Amended and Restated Certificate of Incorporation, which we sometimes refer to as our charter, provides that for such time as SLS Spansion Holdings, LLC, Silver Lake Sumeru Fund, L.P. and their respective affiliates, collectively referred to as Silver Lake, own ten percent or more of our outstanding Common Stock, that the holder of our Class B Common Stock are entitled to elect two directors, Class B directors, and that for such time as Silver Lake owns five percent or more or outstanding Common Stock, but less than ten percent, the holder of our Class B Common Stock are entitled to elect one Class B director. The charter further provides that the Board shall consist of a minimum of three and a maximum of nine directors, with the exact number of directors to be set from time to time by the Board of Directors, but also provides that there shall not be more than seven directors for so long as Silver Lake owns five percent or more of our outstanding Common Stock. At this time Silver Lake owns over ten percent of our outstanding Common Stock and, accordingly, the maximum size of our Board at this time, and for such time as Silver Lake continues to own five percent or more of our outstanding Common Stock, is seven directors.

In connection with its efforts to fill the Board seat for which Mr. Mitchell has been nominated to become a new member of our Board, our Board engaged in a process of considering additional skills and capabilities that may be desirable to have represented on the Board. In this process the Board also considered the optimal Board size of the Board. The Board reached the conclusion that it would be advisable and in the best interests of the company and its stockholders if the size of the Board could be increased to a larger number than seven directors at a time when Silver Lake continued to own five percent or more of our Common Stock in the event that an additional attractive candidate were identified who would be willing to serve on the Board.

The Board explored with Silver Lake its willingness to allow a larger Board size than seven at a time when Silver Lake continued to own five percent or more of the outstanding Common Stock. Silver Lake indicated that it would be supportive of a charter amendment that would allow the Board size to be increased to eight directors in such circumstances. The Board also determined that if this change were made to the charter, that it would also be necessary to amend a provision in the charter regarding the filling of vacancies created on the Board by resignation of Class B directors due to Silver Lake’s Common Stock ownership falling below ten percent or five percent. That provision currently refers to an ability to fill any such vacancy with Class A directors “needed to maintain a Board size of seven.” Since the Board size could be up to, but is not required to be, eight directors if the amendment is adopted, the Board determined that it would be appropriate to also amend this provision of the charter to eliminate the reference to the size of the Board to be maintained when filling such vacancy.

As a result, in April 2011 the Board approved amendments of the charter to allow the Board to set a Board size of up to eight directors at such time as Silver Lake owned five percent or more of the outstanding Common Stock and to eliminate the reference to maintaining a particular size of the Board upon the resignation of a Class B director as a result of a decline in Silver Lake’s ownership percentage. In particular, the Board adopted a resolution to amend ARTICLE V, SECTION 1 of the Amended and Restated Certificate of Incorporation to read as follows:

“SECTION 1. Number of Directors. Except as otherwise provided for or fixed pursuant to the provisions of (i) Article IV, Section 2 with respect to the rights of holders of shares of Preferred Stock to elect additional Directors or (ii) Article V, Section 3 with respect to holders of shares of Class B Common Stock to elect Class B Directors, the number of Directors on the Board shall be not less than three (3) nor more than nine (9), with the then authorized number of directors being fixed by the Board; provided, however, that if the Aggregate Ownership Interest, as defined below, of Silver Lake represents five percent (5%) or more of the outstanding Common Stock of the Corporation, the number of Directors on the Board shall be not more than eight (8).”

and to amend ARTICLE V, SECTION 5(i) to read as follows:

“SECTION 5. Vacancies. (i) At the time that the operation of Article V, Section 3 above results in a vacancy on the Board, then upon the affirmative vote of the majority of Directors, any such vacancy may be filled with an additional Class A Director. Such additional Class A Director(s) shall be, if practicable, assigned to the same class or classes of Directors referred to in Article V, Section 2 above in which the vacancy or vacancies were created, but in any event so that the designated classes shall be as nearly equal in number as possible. Any Class A Director elected in accordance with this Article V, Section 5 shall hold office until the annual meeting of stockholders at which the term of office of the class to which such Class A Director has been elected expires, and until such Director’s successor shall have been duly elected and qualified.”

The Board directed that the amendments be submitted to the stockholders for their approval in accordance with the provisions of the Delaware General Corporation Law. If approved by stockholders at the Annual Meeting, the amendments will become effective upon our filing with the Secretary of State of the State of Delaware a Certificate of Amendment to our Amended and Restated Certificate of Incorporation, which filing we intend to make promptly after the Annual Meeting.

The Board has not made any decisions regarding the filling of the additional Board seat that it would have the power to create if the proposed amendment of ARTICLE V, SECTION 1 is adopted, and it has not extended an offer to anyone to fill such a position if it were to become available. If the amendments are adopted, the Board intends to continue to evaluate potential Board candidates. We expect that the Board would use the flexibility provided by the amendments to expand the Board to eight directors if an attractive candidate is identified who is willing to serve on Board.

Approval of the proposed amendments to the charter requires the affirmative vote of a majority of the outstanding shares of Common Stock and also requires the affirmative vote of the holders of at least 50 percent of the outstanding shares of Class B Common Stock. Silver Lake, the owner of the sole share of Class B Common Stock outstanding, and of approximately 18 percent of the Class A Common Stock, has advised us of its intent to vote all of its shares of Common Stock in favor of the amendment.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

ITEM 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting your advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 25 to 49 of this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote.

Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity and strategic value of the position, while endeavoring to promote long-term retention, motivation and alignment with the long-term interests of Spansion’s stockholders. We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement for additional details on Spansion’s executive compensation, including Spansion’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2010.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Spansion Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 25 to 49 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 4—ADVISORY VOTE ON FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

You are being provided with the opportunity to cast an advisory vote on how frequently we should seek an advisory vote on the compensation of our named executive officers, commonly referred to as a “say on pay” vote, as provided in Item 3. This advisory vote is referred to here as the “frequency of say on pay” vote. Under this Item 4, you may vote on whether you would prefer to have a “say on pay” vote every year, every 2 years or every 3 years.

The “say on pay” and “frequency of say on pay” voting provisions are new and, based upon current information, our Board of Directors believes that the “say on pay” advisory vote should be conducted every year. An annual advisory vote on executive compensation will allow our stockholders to provide input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of 1 year, 2 years or 3 years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of 1 year, 2 years, or 3 years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Spansion Inc. is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (including the Compensation Discussion and Analysis, compensation tables and narrative discussion).”

You are not voting to approve or disapprove our Board of Directors’ recommendation.

While this advisory vote on the frequency of the “say on pay” vote is non-binding, our Board of Directors and Compensation Committee will give careful consideration to the outcome of this vote when considering the frequency of future “say on pay” votes.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR A “1 YEAR” FREQUENCY FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

ITEM 5—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our current fiscal year. Our current fiscal year began on December 27, 2010 and will end on December 25, 2011. Unless you indicate otherwise, your proxy will vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

The Audit Committee appoints the independent registered public accounting firm annually. The Audit Committee recently conducted a competitive process to select a firm to serve as our independent registered public accounting firm. The Audit Committee invited several firms to participate in the process, including Ernst & Young LLP, our independent registered public accounting firm since 2005. As a result of this process and after careful deliberation, on May 14, 2010, the Audit Committee approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2010 and the dismissal of Ernst & Young LLP from that role.

Ernst & Young LLP’s audit report on the financial statements of Spansion for the fiscal years ended December 27, 2009 and December 28, 2008 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that Spansion’s audited financial statements included in its annual reports on Form 10-K for the fiscal years ended December 27, 2009 and December 28, 2008 contained an explanatory paragraph expressing substantial doubt about Spansion’s ability to continue as a going concern.

During Spansion’s two most recent fiscal years and any subsequent interim period preceding the dismissal of Ernst & Young LLP, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During Spansion’s two most recent fiscal years and any subsequent interim period preceding the dismissal of Ernst & Young, there have been no reportable events of the type required to be disclosed by Item 304(a)(1)(v) of Regulation S-K.

During Spansion’s two most recent fiscal years and in any subsequent interim period prior to the engagement of PricewaterhouseCoopers LLP, neither Spansion, nor anyone on Spansion’s behalf, consulted with PricewaterhouseCoopers LLP on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, Spansion provided Ernst & Young LLP with a copy of the disclosures made in our Current Report on Form 8-K (the “Form 8-K”), which was filed with the Securities and Exchange Commission on May 20, 2010, and requested that Ernst & Young LLP furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by Spansion in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of the letter from Ernst & Young LLP confirming its agreement with certain disclosures and stating its lack of a basis on which to agree or disagree with other disclosures was filed as Exhibit 16.1 to the Form 8-K and incorporated by reference therein.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Spansion and its stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. He or she will also be available to respond to appropriate questions from stockholders. A representative of Ernst & Young LLP is not expected to be available at the Annual Meeting.

Audit Committee Pre-Approval Policy

The Audit Committee has established a pre-approval policy for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee, subject to certain restrictions. The pre-approval policy identifies the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the auditors to audit Spansion’s financial statements is not impaired. Under the pre-approval policy, the Audit Committee pre-approves all audit and non-audit services not prohibited by law to be provided by the independent registered public accounting firm. Such pre-approval authority for non-audit services may be delegated by the Audit Committee to one or more of its members. Any pre-approval decisions must be consistent with the guidelines and fee levels or budgeted amounts established annually by the Audit Committee, provided that the member or members to whom such authority is delegated shall report any pre-approval decisions to the full Audit Committee at its next regular meeting. Any proposed services exceeding the fee levels or budgeted amounts established by the Audit Committee must be specifically approved by the Audit Committee. In fiscal 2010, Ernst & Young LLP served as our independent auditors from December 28, 2009 through May 18, 2010 and PricewaterhouseCoopers LLP served as our independent auditors May 19, 2010 through December 26, 2010, which is our fiscal year end.

Service Fees Paid to the Independent Registered Public Accounting Firm

Audit Fees. Audit fees of Ernst & Young LLP during fiscal 2009 and PricewaterhouseCoopers LLP during fiscal 2010 were associated with the annual audit of our consolidated financial statements, statutory audits required internationally, and fees related to other regulatory filings. Audit fees for fiscal 2009 and fiscal 2010 included fees related to Ernst & Young LLP’s and PricewaterhouseCoopers LLP’s audit of the effectiveness of Spansion’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act. Audit fees for fiscal 2009 were approximately $1.1 million. Audit fees for fiscal 2010 were approximately $1.1 million.

Audit-Related Fees. Ernst & Young LLP did not render audit-related services in fiscal 2009. Therefore, no audit-related fees were paid in fiscal 2009. PricewaterhouseCoopers LLP did not render audit-related services in fiscal 2010. Therefore, no audit-related fees were paid in fiscal 2010.

Tax Fees. Tax fees paid to Ernst & Young LLP were approximately $20,000 for fiscal 2009. Tax fees paid to PricewaterhouseCoopers LLP were approximately $0.2 million for fiscal 2010

All Other Fees. Other fees paid to Ernst & Young LLP were approximately $1,000 for fiscal 2009. Other fees paid to PricewaterhouseCoopers LLP were approximately $1,850 for fiscal 2010.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE CURRENT FISCAL YEAR.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Audit Committee has adopted a written policy for approval of transactions between Spansion and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. Some of the transactions described in this proxy statement were approved by the Board of Directors before this policy was adopted.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of Spansion;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Spansion than terms that could have been reached with an unrelated third party;

•	the purpose, and the potential benefits to Spansion, of the transaction; and

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve or ratify certain transactions. A summary of any new transactions pre-approved or ratified by the Chair is provided to the full Audit Committee for its review in connection with its next scheduled Audit Committee meeting.

The Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Such pre-approved transactions include:

•	employment of executive officers, subject to certain conditions;

•	any compensation paid to a director if the compensation is required to be reported in Spansion’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC;

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by Spansion to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•

any transaction where the related person’s interest arises solely from the ownership of Spansion’s Class A Common Stock and all holders of Spansion’s Class A Common Stock received the same benefit on a pro rata basis.

A summary of new transactions covered by the standing pre-approvals described above is provided to the Audit Committee for its review at each regularly schedule Audit Committee meeting.

Overview

On March 18, 2008, we completed our acquisition of Saifun Semiconductors Limited (“Saifun”). In connection with the Saifun acquisition, the Board of Directors appointed Dr. Boaz Eitan, former Executive Vice President and Chief Executive Officer, Saifun, as a member of the Board effective as of the closing of the acquisition. Dr. Eitan served as a Class II director until May 10, 2010, the date we emerged from Chapter 11 bankruptcy (the “Emergence Date”). Also in connection with the Saifun acquisition, we entered into a Noncompetition and Retention Agreement with Dr. Eitan whereby he received an annual gross salary equal to the Israeli shekel equivalent of $260,000 (as determined according to the representative rate of exchange published by the Bank of Israel). In addition, Dr. Eitan was eligible for an annual performance bonus and one time retention bonus for remaining employed by Spansion at the one year anniversary of the closing of the Saifun acquisition. Dr. Eitan resigned from his employment with Spansion in March 2009. The Noncompetition and Retention Agreement also contains a two-year non-competition provision and a two-year non-solicitation provision.

We also have had an ongoing relationship and transactions with Fujitsu Limited, which owned more than ten percent of our outstanding equity securities during fiscal 2010 prior to the Emergence Date, and its affiliates. We are currently party to several agreements with Fujitsu and its affiliates. These agreements include:

•	the Amended and Restated Fujitsu Distribution Agreement;

•	the Amended and Restated Intellectual Property Contribution and Ancillary Matters Agreement;

•	the Amended and Restated Patent Cross-License Agreement with Fujitsu;

•	the Amended and Restated Non-Competition Agreement;

•	the Foundry Agreement; and

•	various service agreements.

Agreements and Arrangements

Amounts paid by us under the following agreements and arrangements do not reflect any claims the contracting party may have asserted against us in the Chapter 11 Cases. In addition, the reported amounts paid to or from Fujitsu and its affiliates in fiscal 2010 do not reflect amounts that may have been paid or received by Spansion Japan Limited, our former wholly owned subsidiary, during fiscal 2010.

Amended and Restated Fujitsu Distribution Agreement

We and Fujitsu Semiconductor Limited (FSL), through its subsidiary Fujitsu Electronics Inc. (FEI, together with FSL and Fujitsu Limited, “Fujitsu”) are party to the Amended and Restated Fujitsu Distribution Agreement, which provides that Fujitsu acts as a distributor for sales of our products in Japan and throughout the rest of the world, except for Europe and the Americas, with limited exceptions. We license use of the Spansion trademark to Fujitsu so that our products are sold under our own brand name. We also indemnify Fujitsu from and against any third-party action claiming our products infringe upon a third-party’s intellectual property rights up to the amounts paid to Fujitsu by their customers for the affected products.

Under the Fujitsu Distribution Agreement, our prices are based on our recommended sales prices, subject to adjustment in certain cases based on Fujitsu’s sales prices to their customers, less an agreed-upon distribution margin. Fujitsu has agreed to use its best efforts to promote the sale of our products in Japan and to specified customers served by Fujitsu. In the event that we reasonably determine that Fujitsu’s sales performance is not satisfactory based on specified criteria, then we have the right to require Fujitsu to propose and implement an agreed-upon corrective action plan. If we reasonably believe that the corrective action plan is inadequate, we can take steps to remedy deficiencies ourselves through means that include selling products ourselves or appointing another distributor as a supplementary distributor. The Fujitsu Distribution Agreement continues in effect indefinitely or until a successor agreement is executed. Either party may terminate the Fujitsu Distribution Agreement for convenience at any time upon 60 days notice. Either party may also terminate the Fujitsu

Distribution Agreement for a material breach of performance thereunder after a failure to cure the breach within 120 days. Currently, the distribution margin earned by Fujitsu on the sale of certain of our products is 4.3 percent.

We and Fujitsu entered into an agreement in September 2008, in which we agreed to pay Fujitsu royalties on certain of our products sold or transferred under the Fujitsu Distribution Agreement in exchange for Fujitsu’s release of claims on account of an alleged breach of our alleged obligation to defend and/or indemnify Fujitsu against assertions by a third party against our products. In fiscal 2010, we paid $0.6 million to Fujitsu under this agreement.

Amended and Restated Intellectual Property Contribution and Ancillary Matters Agreement

Advanced Micro Devices, Inc. (“AMD”) and Fujitsu have each contributed to us various intellectual property rights and technologies pursuant to an Amended and Restated Intellectual Property Contribution and Ancillary Matters Agreement. Under this agreement, we became owners, or joint owners with each of Fujitsu and AMD, of certain patents, patent applications, trademarks, and other intellectual property rights and technology. AMD and Fujitsu reserved rights, on a royalty-free basis, to practice the contributed patents and to license these patents to their affiliates and successors-in-interest to their semiconductor groups. AMD and Fujitsu each have the right to use the jointly owned intellectual property for their own internal purposes and to license such intellectual property to others to the extent consistent with their non-competition obligations to us. We also have granted to each of AMD and Fujitsu a non-exclusive, perpetual, irrevocable fully paid and royalty-free license of our rights, other than patent and trademark rights, in technology developed by us prior to AMD’s and Fujitsu’s ownership interests in us falling below 12.5 percent. AMD may grant licenses under our patents, provided that these licenses are of no broader scope than, and are subject to the same terms and conditions that apply to, any license of AMD’s patents granted in connection with such license, and the recipient of such license grants to us a license of similar scope under its patents.

Amended and Restated Patent Cross-License Agreements

In 2003, we granted to each of AMD and Fujitsu, and AMD and Fujitsu each granted to us, non-exclusive licenses under certain patents and patent applications of their semiconductor groups to make, have made, use, sell, offer to sell, lease, import and otherwise dispose of certain semiconductor-related products anywhere in the world. The patents and patent applications that are licensed are those with an effective filing date prior to the termination of our patent cross-license agreements. The agreements will automatically terminate on the later of June 30, 2013 and the date AMD or Fujitsu, as applicable, sells its entire equity interest in us. The agreements may be terminated by a party on a change in control of the other party or its semiconductor group. The licenses to patents under license at the time of the termination will survive until the last such patent expires.

In cases where there is a change of control of us, AMD, Fujitsu, or the semiconductor group of AMD or Fujitsu, as the case may be, each other party to the cross-license agreement shall have the right to terminate the agreement (or to invoke the provisions described in this paragraph if the agreement had been previously terminated) by giving 30 days written notice within 90 days after receiving notice of the change of control. If so terminated, the rights, licenses and immunities granted under the agreement will continue solely with respect to those licensed patents that are entitled to an effective filing date that is on or before, and are licensed as of, the date of such change of control, and will continue until the expiration of the last to expire of such licensed patents. Moreover, with respect to circuit patents, which are patents (other than process patents) covering elements using electrical signals to achieve a particular function, the rights, licenses and immunities granted to the party undergoing the change of control are limited solely to:

•	each existing and pending product of such party as of the date of change of control;

•	each existing and pending product of the acquiring third party of such party as of the date of change of control that would have been in direct competition with products described in (i) above; and

•	successor products of products described in (i) and (ii) above.

We were required to make royalty payments to each of AMD and Fujitsu associated with licenses. The royalty rates were reduced to zero percent in November 2008. In fiscal 2010, we did not incur any expenses related to royalties under the patent cross-license agreements we have with AMD and Fujitsu.

Amended and Restated Non-Competition Agreement

We are party to a non-competition agreement with AMD and Fujitsu, whereby AMD and Fujitsu each agree not to directly or indirectly engage in a business that manufactures or supplies standalone semiconductor devices (including single chip, multiple chip or system devices) containing certain Flash memory, which is the business in which we primarily compete. This non-competition agreement does not prevent AMD or Fujitsu from manufacturing or selling products that incorporate Flash memory (whether it is Spansion Flash memory or a competitive product). Although AMD currently has no other operations that compete in the Flash memory market, Fujitsu currently produces and sells products that incorporate Spansion Flash memory or competitive Flash memory. Furthermore, AMD and Fujitsu each agree that if either of them acquires a business that has a division or other operations that manufactures or supplies standalone semiconductor devices (including single chip, multiple chip or system devices) containing certain Flash memory, AMD and Fujitsu will provide us with a right of first offer to acquire the competing division or operations. AMD and Fujitsu are required to use their commercially reasonable efforts to divest the competing division or operations if we do not purchase them. These non-competition obligations of AMD will last until the earlier of (i) the dissolution of our company, and (ii) two years after the date on which AMD’s ownership interest in us is less than or equal to five percent. These non-competition obligations of Fujitsu will last until the earlier of (i) the dissolution of our company, and (ii) two years after the date on which Fujitsu’s ownership interest in us is less than or equal to five percent.

We, AMD and Fujitsu also agreed not to solicit each other’s employees. Without our prior written consent, each of AMD and Fujitsu will not directly or indirectly either for itself or another person, (i) hire any individual employed by our company or (ii) solicit or encourage any individual to terminate his or her employment with our company. These obligations not to solicit or hire do not apply if (A) our company has terminated the employment of such individual or (B) at least two years has elapsed since such individual has voluntarily terminated his or her employment with our company. Similarly, without the prior written consent of AMD or Fujitsu, we agreed not to directly or indirectly either for ourselves or another person, (i) hire any individual employed by AMD or Fujitsu or (ii) solicit or encourage any individual to terminate his or her employment with AMD or Fujitsu. These obligations not to solicit or hire do not apply if (A) AMD or Fujitsu, as applicable, has terminated the employment of such individual or (B) at least two years has elapsed since such individual has voluntarily terminated his or her employment with AMD or Fujitsu, as applicable. These non-solicitation obligations of AMD will last until the earlier of (i) the dissolution of our company, and (ii) two years after the date on which AMD’s ownership interest in us is less than or equal to five percent. These non-solicitation obligations of Fujitsu will last until the earlier of (i) the dissolution of our company, and (ii) two years after the date on which Fujitsu’s ownership interest in us is less than or equal to five percent. These non-solicitation obligations of our company with respect to AMD employees or Fujitsu employees will terminate at the same time as the non-solicitation obligations of AMD or Fujitsu, as applicable, terminate.

Fujitsu Manufacturing Services Agreement

Prior to September 30, 2006, we were party to an agreement pursuant to which Fujitsu provided manufacturing services to us at volumes ordered by us and prices established on a quarterly basis. Prices were on the basis of product-type and were equal to Fujitsu’s good faith estimate of its projected material, labor and overhead costs for the applicable product-type plus three percent. If Fujitsu’s aggregate expended labor and overhead costs for the manufacturing services actually purchased by us during a fiscal quarter were less than 97 percent of the projected labor and overhead costs for such fiscal quarter, then we were required to pay Fujitsu the amount of such deficiency in order to protect Fujitsu’s labor and overhead commitments from situations where the actual amounts of services purchased by us were materially different from projected orders. These services consisted of assembly and testing services for our products. The Manufacturing Services Agreement expired on September 30, 2006. Currently, such manufacturing services are provided by Fujitsu to us on a purchase order basis. As a result of manufacturing services provided by Fujitsu, we incurred approximately $4,000 of expenses in fiscal 2010.

Stockholders Agreement

We were party to a Stockholders Agreement with AMD and Fujitsu that imposed certain restrictions and obligations on AMD and Fujitsu and on their respective shares of our Common Stock and that provides for certain matters pertaining to our management and governance. Pursuant to the Stockholders Agreement,

•

AMD and Fujitsu agreed to vote all shares of Common Stock held by them or their affiliates so as to cause the election of each Class A director proposed for election by the nominating committee of our Board of Directors.

•

We allowed AMD or Fujitsu, as the case may be, to have one representative attend the meetings of our Board of Directors as a non-voting participant for so long as such stockholder owns at least five percent of our capital stock, on an as converted to Common Stock basis.

•

Neither AMD nor Fujitsu were permitted transfer shares in an amount equal to or greater than one percent of the then outstanding Common Stock to any entity whose principal business competes with us, without first obtaining the consent of the non-transferring stockholder, such consent not to be unreasonably withheld after June 30, 2007.

•

We agreed with AMD and Fujitsu to provide, subject to limitations, various financial and other information relating to us and to assist them in connection with their respective reporting, disclosure and other obligations. Each party agreed that it would use any information provided under the agreement, unless otherwise made public, only in connection with these obligations and that it would not use the information for any other purpose, including in connection with the sale or purchase of securities issued by us.

•

We agreed to grant AMD and Fujitsu rights to request us to register all or any part of their shares of Class A Common Stock under the Securities Act of 1933, as amended. In addition, subject to limitations, AMD and Fujitsu had rights to request that their shares be included in any registration of our Common Stock that we initiate.

With the exception of board observer rights and registration rights, AMD’s rights under the Stockholders Agreement terminated on March 18, 2008, when AMD’s aggregate ownership interest in us fell below ten percent. All other rights granted to AMD and Fujitsu under the Stockholder Agreement terminated on the Emergence Date.

Foundry Agreement

In September 2006, in connection with the sale of our JV1 and JV2 wafer fabrication facilities (the “JV1/JV2 Facilities”) and certain equipment, assets and inventory located at these facilities (the “JV1/JV2 Transaction”), Spansion Japan Limited, which was our wholly owned subsidiary at that time, and Fujitsu entered into a Foundry Agreement, pursuant to which Fujitsu provides certain foundry services for the manufacture of our products at the JV1/JV2 Facilities. The Foundry Agreement also includes minimum capacity and purchase commitments between both the parties resulting in financial penalties if such capacity and purchase commitments are not achieved. We received services through Spansion Japan Limited until late in May 2010. In May 2010, the Foundry Agreement was assigned to our new Japanese subsidiary, Nihon Spansion Limited, and was later reassigned to another of our subsidiaries, Nihon Spansion Trading Limited. We have continued to be a guarantor of the performance of each of our subsidiaries that have been a party the Foundry Agreement. Fujitsu agreed to give us at least 12-months prior notice of its intent to cease providing foundry services under the Foundry Agreement. Either party may terminate the Foundry Agreement in the event that the other party fails to correct or cure its material breach under the Foundry Agreement within 60 days of receipt of written notice from the non-defaulting party specifying such breach. The term of the Foundry Agreement has been extended through the end of 2015. We incurred approximately $45.8 million in expenses in fiscal 2010 under the Foundry Agreement.

Eitan-Mehulal Law Group

We have an ongoing engagement with Eitan-Mehulal Law Group (the “Eitan Firm”), a law firm where the spouse of Dr. Boaz Eitan, a former member of our Board of Directors, is a founder and partner. Dr. Eitan served as a member of our Board of Directors until May 10, 2010. The Eitan Firm provides us with legal services for mergers and acquisitions, commercial, corporate and intellectual property matters. In fiscal 2010, we paid approximately $0.3 million to the Eitan Firm for legal services.

KLA-Tencor Corporation

We have purchased equipment and services from KLA-Tencor Corporation (“KLA”), a semiconductor equipment manufacturer. Mr. John H. Kispert was employed by KLA until January 1, 2009. Pursuant to Mr. Kispert’s severance agreement with KLA, he received severance payments and agreed to perform certain services for KLA through January 1, 2011. In fiscal 2010, we paid approximately $2.3 million to KLA.

Claims Agent Agreement

On May 7, 2010, we entered into a Claims Agent Agreement with PIRINATE Consulting Group, LLC, a privately-held consulting firm, pursuant to which PIRINATE performs claims agent services in connection with the resolution of certain claims resulting from the Chapter 11 Cases and described in the Plan of Reorganization. Upon execution of the Claims Agent Agreement, we paid to PIRINATE a $750,000 retainer for the performance of the duties and responsibilities of claims agent set forth in the Plan of Reorganization and Claims Agent Agreement. Pursuant to the Claims Agent Agreement, PIRINATE is entitled to (i) a monthly fee equal to $15,000, and (ii) an incentive fee equal to between $25,000 and $400,000 depending on the final aggregate amount of the claims administered by PIRINATE. The Claims Agent Agreement terminates in accordance with the terms of the Plan of Reorganization. Mr. Eugene I. Davis, a member of our Board of Directors, is the Chairman and Chief Executive Officer of PIRINATE. In fiscal 2010, PIRINATE earned $120,000.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report will not be incorporated by reference into any such filings, nor will it be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed Spansion’s audited financial statements for the fiscal year ended December 26, 2010, with Spansion management and PricewaterhouseCoopers LLP, Spansion’s independent registered public accounting firm. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of Spansion’s accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee.

The Audit Committee also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Spansion’s Annual Report on Form 10-K for the fiscal year ended December 26, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Clifton Thomas Weatherford, Chair
Hans Geyer
Paul Mercadante

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Spansion’s Annual Report on Form 10-K, which includes Spansion’s audited financial statements for the fiscal year ended December 26, 2010, has accompanied or preceded this proxy statement. You may also access a copy of Spansion’s Annual Report on Form 10-K in the Investor Relations section of www.spansion.com. Upon your request, we will provide, without any charge, a copy of any of Spansion’s filings with the Securities and Exchange Commission. Requests should be directed to Spansion’s Corporate Secretary at Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088 or by email to Corporate.Secretary@spansion.com.

Spansion is a registered trademark of Spansion Inc. Other product and company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

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Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

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A Proposals — The Board of Directors recommends a vote FOR the nominee, FOR Proposals 2 and 3, FOR “1 Yr” on Proposal 4, and FOR Proposal 5

1. Election of Class A Director:

For Withhold

01 - William E. Mitchell

For Against Abstain

2. Approve the amendment of the Amended and Restated Certificate of Incorporation.

For Against Abstain

3. Advisory vote on executive compensation.

1 Yr 2 Yrs 3 Yrs Abstain

4. Advisory vote on the frequency of the advisory vote on executive compensation.

For Against Abstain

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Spansion, Inc.

2011 Annual Meeting of Stockholders

8:00 a.m. Pacific Standard Time

915 DeGuigne Drive

Sunnyvale, CA 94085

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions:

From the South (San Jose): From the North (San Francisco): From the East (Oakland):

Take U.S. 101 North towards San Francisco Take U.S. 101 South towards San Jose Take I-880 South towards San Jose

Take the Lawrence Expressway exit Take the Lawrence Expressway exit Take CA-237 West

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Turn right on East Duane Avenue Turn right on East Duane Avenue Lawrence Expressway

Turn left on Deguigne Drive Turn left on Deguigne Drive Turn right on East Duane Avenue

Arrive at 915 Deguigne Drive Arrive at 915 Deguigne Drive Turn left on Deguigne Drive

Arrive at 915 Deguigne Drive

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Spansion Inc. Class A Common Stock

ANNUAL MEETING OF STOCKHOLDERS — MAY 31, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Randy W. Furr and Scot A. Griffin, or either of them, with full power of substitution, attorneys and proxies to represent and to vote all shares of Class A Common Stock of Spansion Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held 915 DeGuigne Drive, Sunnyvale, California, on Tuesday, the 31st day of May 2011, at 8:00 a.m., and at any and all adjournments or postponements thereof, on the matters listed on the reverse side which are set forth in the Proxy Statement accompanying the Notice of Meeting, receipt of which is hereby acknowledged.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, it will be voted FOR the election of the Nominee, FOR Proposals 2 and 3, FOR “1 YR” on Proposal 4, FOR Proposal 5 and, in the discretion of the proxyholders, on other matters that may be properly presented at the meeting. The undersigned may revoke this Proxy at any time prior to its exercise or may attend the meeting and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE OR VOTE BY TELEPHONE OR INTERNET.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 31, 2011.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/CODE

• Follow the steps outlined on the secured website.

Vote by Telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the nominee, FOR Proposals 2 and 3, FOR “1 Yr” on Proposal 4, and

FOR Proposal 5

1. Election of Class B Director:

For Withhold

01 - Paul Mercadante

For Against Abstain For Against Abstain

2. Approve the amendment of the Amended and Restated

3. Advisory vote on executive compensation.

Certificate of Incorporation.

1 Yr 2 Yrs 3 Yrs Abstain For Against Abstain

4. Advisory vote on the frequency of the advisory vote on executive compensation.

5. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the current fiscal year.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 1 1 4 0 3 8 3

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01AYAF

Spansion, Inc.

2011 Annual Meeting of Stockholders

8:00 a.m. Pacific Standard Time

915 DeGuigne Drive

Sunnyvale, CA 94085

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Directions:

From the South (San Jose):

From the North (San Francisco):

From the East (Oakland):

Take U.S. 101 North towards San Francisco

Take U.S. 101 South towards San Jose

Take I-880 South towards San Jose

Take the Lawrence Expressway exit

Take the Lawrence Expressway exit

Take CA-237 West

Turn left on Lawrence Expressway

Turn right on Lawrence Expressway

Take the Lawrence Expressway exit towards

Turn right on East Duane Avenue

Turn right on East Duane Avenue Lawrence Expressway

Turn left on Deguigne Drive

Turn left on Deguigne Drive

Turn right on East Duane Avenue

Arrive at 915 Deguigne Drive

Arrive at 915 Deguigne Drive

Turn left on Deguigne Drive

Arrive at 915 Deguigne Drive

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Spansion Inc. Class B Common Stock

ANNUAL MEETING OF STOCKHOLDERS — MAY 31, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Randy W. Furr and Scot A. Griffin, or either of them, with full power of substitution, attorneys and proxies to represent and to vote all shares of Class B Common Stock of Spansion Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held 915 DeGuigne Drive, Sunnyvale, California, on Tuesday, the 31st day of May 2011, at 8:00 a.m., and at any and all adjournments or postponements thereof, on the matters listed on the reverse side which are set forth in the Proxy Statement accompanying the Notice of Meeting, receipt of which is hereby acknowledged

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, it will be voted FOR the election of the Nominee, FOR Proposals 2 and 3, FOR “1 YR” on Proposal 4, FOR Proposal 5 and, in the discretion of the proxyholders, on other matters that may be properly presented at the meeting. The undersigned may revoke this Proxy at any time prior to its exercise or may attend the meeting and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE OR VOTE BY TELEPHONE OR INTERNET.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE